PURCHASE AGREEMENT

Parties:	The Providence Service Corporation a Delaware corporation (“Buyer”) c/o 5524 East Fourth Street Tucson, Arizona 85711

Transitional Family Services, Inc.
(formerly known as “AlphaCare
Mental Health Associates, Inc.”)
a Georgia corporation (“TF Services”)
1827 Powers Ferry Road, Building 15, Suite 300
Atlanta, Georgia 30339

AlphaCare Resources, Inc. a Georgia corporation (“AC Resources”) 1827 Powers Ferry Road, Building 15, Suite 300 Atlanta, Georgia 30339

Ron L. Braund (“Braund”) 1827 Powers Ferry Road, Building 15, Suite 300 Atlanta, Georgia 30339

Ron L. and Virginia M. Braund Charitable Remainder Unitrust (“Braund Trust”) 1827 Powers Ferry Road, Building 15, Suite 300 Atlanta, Georgia 30339

Dated as of:  September 20, 2005

Background: Braund owns all the issued and outstanding equity interests in TF Services. The Braund Trust owns all the issued and outstanding equity interest in AC Resources. Braund is a beneficiary of the Braund Trust. TF Services and AC Resources are collectively referred to herein as the “AlphaCare Companies.” The equity interests owned by Braund in TF Services and the Braund Trust in AC Resources, respectively, are collectively referred to herein as the “Equity Interests.” Braund and the Braund Trust are collectively referred to herein as the “Seller.” Buyer desires to purchase, and Seller desires to sell, all of its Equity Interests in the AlphaCare Companies free and clear of any Encumbrances, upon the terms and conditions set forth in this Agreement (the “Transaction”). The AlphaCare Companies are engaged in the Business.

Intending to be legally bound, in consideration of the mutual agreements contained herein and subject to the satisfaction of the terms and conditions set forth herein, the parties hereto agree as follows:

SECTION 1.  DEFINED TERMS

Certain defined terms used in this Agreement and not specifically defined in context are defined in this Section 1 as follows:

1.1  “Accounting Firm” shall mean Grant Thorton who shall be deemed engaged for the mutual benefit of Buyer and Seller.

1.2  “Accounts Receivable” means: (a) any right to payment for goods sold, leased or licensed or for services rendered, whether or not it has been earned by performance, whether billed or unbilled, and whether or not it is evidenced by any Contract; (b) any note receivable; or (c) any other receivable or right to payment of any nature generally considered an accounts receivable under GAAP.

1.3  “AC Resources” shall have the meaning set forth in the preamble.

1.4  “Actual Capital Expenditures” shall have the meaning set forth in Section 6.5 herein.

1.5  “AlphaCare Companies” shall have the meaning set forth in the preamble.

1.6  “Ancillary Documents” shall have the meaning given to such term in Section 12.4 herein.

1.7  “Asset” means any real, personal, mixed, tangible or intangible property of any nature, including Cash Assets, prepayments, deposits, escrows, Accounts Receivable, Tangible Property, Real Property, Software, Contract Rights, Intangibles and goodwill, and claims, causes of action and other legal rights and remedies.

1.8  “Braund” shall have the meaning set forth in the preamble.

1.9  “Braund Trust” shall have the meaning set forth in the preamble.

1.10  “Business” shall mean the business of providing social services including but not limited to intensive in-home services, assessments, case management services as well as providing out-patient therapy services, and the type of services under the IFI Program (as hereinafter defined) and the Core Services Program (as hereinafter defined).

1.11  “Buyer” shall have the meaning set forth in the preamble.

1.12  “Cash Assets” means any cash on hand, cash in bank or other accounts, readily marketable securities, and other cash-equivalent liquid assets of the AlphaCare Companies.

1.13  “CERCLA” shall have the meaning set forth in Section 3.2.1 herein.

1.14  “Closing” shall have the meaning given to such term in Section 5.1 herein.

1.15  “Closing Date” shall have the meaning given to such term in Section 5.1 herein.

1.16  “Closing Date Payment” shall have the meaning given to such term in Section 2.2.2.1 herein.

1.17  “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.18  “Consent” means any consent, approval, order or authorization of, or any declaration, filing or registration with, or any applicable, notice or report to, or any waiver by, or any other action (whether similar or dissimilar to any of the foregoing), of, by or with, any Person, which is necessary in order to take a specified action or actions in a specified manner and/or to achieve a specified result.

1.19  “Contract”  means any written or oral contract, agreement, instrument, order, arrangement, commitment or understanding if any nature, including without limitation sales orders, purchase orders, leases, subleases, data processing agreements, service agreements, maintenance agreements, license agreements, sublicense agreements, loan agreements, promissory notes, security agreements, pledge agreements, deeds, mortgages, guaranties, indemnities, warranties, employment agreements, consulting agreements, sales representative agreements, joint venture agreements, buy-sell agreements, options or warrants.

1.20  “Contract Right”  means any right, power or remedy of any nature under any Contract, including rights to receive property or services or otherwise derive benefits from the payment, satisfaction or performance of another party’s Obligations, rights to demand that another party accept property or services or take any other actions, and rights to pursue or exercise remedies or options.

1.21  “Core Services Program” shall mean services provided pursuant to the Request for Proposal issued by the Division of Mental Health, Developmental Disabilities and Addictive Diseases released on August 15, 2005 and for which TFS intends to submit a proposal on or about September 22, 2005 which services are not scheduled to begin until January 1, 2006 if TFS receives an award under such Request for Proposal.

1.22  “Defense” shall have the meaning given to such term in Section 10.3.2 herein.

1.23  “Dispute Notice”  shall have the meaning given to such term in Section 2.2.2.2 herein.

1.24  “Domain Names”  shall have the meaning given to such term in Section 3.13.6 herein.

1.25  “Earn-Out” shall have the meaning given to such term in Section 2.2.2.2 herein.

1.26  “Earn-Out Calculation” shall have the meaning given to such term in Section 2.2.2.2 herein.

1.27  “Earn-Out Term” shall have the meaning given to such term in Section 2.2.2.2 herein.

1.28  “EBITDA”  shall mean earnings before income tax, depreciation and amortization as such items are calculated in accordance with GAAP; the expenses included in such calculation shall include direct operating expenses only, consistent with past practice.

1.29  “Employee Benefit Plan”  means any employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code, “welfare benefit fund” within the meaning of Section 419 of the Code, or “qualified asset account” within the meaning of Section 419A of the Code, and any other plan, program, policy or arrangement for or regarding bonuses, commissions, incentive compensation, severance, vacation, deferred compensation, pensions, profit sharing, retirement, payroll savings, stock options, stock purchases, stock awards, stock ownership, phantom stock, stock appreciation rights, medical/dental expense payment or reimbursement, disability income or protection, sick pay, group insurance, self insurance, death benefits, employee welfare or fringe benefits of any nature; but not including employment Contracts with individual employees.

1.30  “Encumbrance” means any liens, superlien, security interest, pledge, right of first refusal, mortgage, easement, covenant, restriction, reservation, conditional sale, prior assignment, or other encumbrance, claim, burden or charge of any nature.

1.31  “Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

1.32  “Environmental Laws” means all applicable Laws (including consent decrees and administrative orders) relating to the public health and safety and protection of the environment, including those governing the use, handling, storage, transportation and disposal or remediation of Hazardous Substances and governing the regulation of medical infections or biohazardous waste or substances as such terms are defined under applicable Laws, all as amended.

1.33  “Equity Interests”  shall have the meaning set forth in the preamble.

1.34  “ERISA Affiliate” means any entity, trade or business (whether or not incorporated) that is part of the same controlled group, under common control with, part of an affiliated service group with, or part of another arrangement that includes, the AlphaCare Companies or any ERISA Affiliate within the meaning of Code Section 414(b), (c), (m) or (o).

1.35  “Escrow Amount” shall have the meaning set forth in Section 2.2.2.1.

1.36  “Escrow Agreement” shall have the meaning set forth in Section 8.1.14.

1.37  “Financial Statements” shall have the meaning given to such term in Section 3.6.2 herein.

1.38  “Formation Date” means the earliest date upon which an Entity in the AlphaCare Companies was formed, as applicable.

1.39  “Full Year Tax Return” shall have the meaning given to such term in Section 9.2.2 herein.

1.40  “Full Year Period” shall have the meaning given to such term in Section 9.2.2.

1.41  “GAAP” means generally accepted accounting principles under current United States accounting rules and regulations, consistently applied.

1.42  “Government Body”  means any federal, state, county, local, municipal governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board (including any federal, state or local board(s) of medicine), instrumentality, organization, unit, body or Entity or any court or other tribunal), entitled to exercise any administrative, executive, judicial, legislative, policy regulatory or taxing authority or power, including any accreditation body.

1.43  “Governmental Program”  shall mean (i) any plan program which, whether directly, through insurance, or otherwise is funded, in whole or in part, by the United States Government, (ii) any plan or program funded by any state, country or local governmental authority, or (iii) any other applicable third party payers which are a Government Body and which provide payment or reimbursement for any services provided as part of the Business.

1.44  “Hazardous Substances”  means any substance, waste (including Medical Waste), contaminant, pollutant or material that has been determined by any Government Body to be capable of posing a risk of injury or damage to health, safety, property or the environment, including (a) all substances, wastes, contaminants, pollutants and materials defined, designated or regulated as hazardous, dangerous toxic pursuant to any Law, and (b) asbestos, polychlorinated biphenyls (“PCB’s”), petroleum, petroleum products and urea formaldehyde.

1.45  “Identified Employee” or “Identified Employees” means individually or collectively, Debbie Atkins, Vickie Shankle, Dave Kuglin and Jeff Pipe.

1.46  “including” means including but not limited to.

1.47  “Indemnification Matter” shall have the meaning given to such term in Section 10.3 herein.

1.48  “Indemnification Notice” shall have the meaning given to such term in Section 10.3.1 herein.

1.49  “Indemnitee” and “Indemnitor”  shall have the meanings given to such terms in Section 10.3 herein.

1.50  “Insurance Policy” means any public liability, product liability, general liability, comprehensive, property damage, vehicle, life, hospital, medical, dental, disability, worker’s compensation, key man, fidelity bond, theft, forgery, errors and omissions, directors’ and officers’ liability, or other insurance policy of any nature.

1.51  “Intangible”  means any name, corporate name, domain name, fictitious name, Domain Name, trademark, trademark application, service mark, service mark application, trade name, brand name, product name, symbol, slogan, trade secret, know-how, patent, patent application, copyright, copyright application, Web site, design, logo, formula, invention, product right, technology, Software, or other intangible asset of any nature, whether in use, operational, active, under development or design, non-operative, or inactive, owned, marketed, maintained, supported, used, licensed or otherwise held for use by, or licensed to or with respect to which rights are granted to, a Person, whether arising under statutory or common law in any jurisdiction or otherwise, and includes, without limitation, any and all Intellectual Property Rights in and to the foregoing.

1.52  “Intellectual Property Right”  means any and all intellectual property rights (throughout the universe, in all media, now existing or created in the future, and for the entire duration of such rights) arising under statutory or common law, contract, or otherwise, and whether or not perfected, including without limitation, all (a) patents, reissues and reexamined patents, and patent applications, whenever filed and wherever issued, and all priority rights resulting from such applications; (b) rights associated with works of authorship including, but not limited to, copyrights, moral rights, copyright applications, copyright registrations, and rights to prepare derivative works; (c) rights relating to the protection of trade secrets and confidential information; (d) rights in trademarks, service marks, trade names, logos, symbols, and the like; (e) rights analogous to those set forth in this definition and any and all other proprietary rights relating to intangible property; and (f) divisions, continuations, continuations-in-part, substitutes, renewals, reissues and extensions of the foregoing (as and to the extent applicable) now existing, hereafter filed, issued, or acquired.

1.53  “Intensive Family Intervention Program”  or  “IFI Program”  means that certain program payable by Medicaid and offered through the Department of Mental Health in Georgia as intensive in-home services offered to children and their families in order to keep the children from in-patient programs by means of a team approach with a maximum case load of 12 families for each team.

1.54  “Judgment”  means any order, writ, injunction, citation, award, decree, administrative order or agreement or other judgment of any nature of any Government Body.

1.55  “Law” means any provision of any foreign, federal, state or local law, common law, statute, ordinance, charter, constitution, treaty, code, rule, regulation or guideline.

1.56  “Leased Real Property” shall have the meaning given to such term in Section 3.12.2 herein.

1.57  “Loss” or “Losses” shall have the meanings given to such terms in Section 10.1 herein.

1.58  “AlphaCare Intangibles” means any Intangible that is used, held for use, marketed, maintained, supported, operated, under development or design, licensed, or with respect to which rights are granted in connection with, related to, pursuant to, in the conduct of, or as part of the Business, or any Intangible that is owned, in whole or in part, solely or jointly with one or more other Persons, by the AlphaCare Companies.

1.59  “AlphaCare Web Sites” shall have meaning given to such term in Section 3.13.8 herein.

1.60  “Material Adverse Effect” means any state of facts, change, event, effect or occurrence (which when taken together with all other states of fact, changes, events, effects or occurrences) (i) that is, or may be reasonably likely to be, adverse to (a) the operations, financial condition, financial performance or prospects of any of the AlphaCare Companies or (b) any of the Assets or Obligations of any of the AlphaCare Companies, and (ii) which adverse effect is or will be material, under either GAAP or applicable legal principles, to any of the AlphaCare Companies.

1.61  “Medical Waste” means (i) pathological waste, (ii) blood, (iii) sharps, (iv) wastes from surgery or autopsy, (v) dialysis waste, including contaminated disposable equipment and supplies, (vi) cultures and stocks of infectious agents and associated biological agents, (vii) contaminated animals, (viii) isolation wastes, (ix) contaminated equipment, (x) laboratory waste, (xi) any substance, pollutant, material or contaminant listed or regulated under any Law and (xii) other biological waste and discarded materials contaminated with or exposed to blood, excretion, or secretions from human beings or animals.

1.62  “Medical Waste Laws”  means the following, including regulations promulgated and orders issued thereunder, as in effect on the date hereof and the Closing Date: (i) The Medical Waste Tracking Act of 1988, 42 USC § 6992 et seq., (ii) the U.S. Public Vessel Medical Waste Anti-Dumping Act of 1988, 33 USC §  2501 et seq., (iii) the Marine Protection, Research, and Sanctuaries Act of 1972, 33 USC §  1401 et seq., (iv) the Occupational Safety and Health Act, 29 USC §  651 et seq., (v) the United States Department of Health and Human Services, National Institute for Occupational Safety and Health, Infectious Waste Disposal Guidelines, Publication No. 88-119, and (vi) any Laws insofar as they are applicable to assets or operations of the AlphaCare Companies, its facilities and the Business which purports to regulate Medical Waste or impose requirements relating to Medical Waste.

1.63  “Monthly Balance Sheet”  shall have the meaning set forth in Section 6.5 herein.

1.64  “Monthly Financial Statements” shall have the meaning set forth in Section 6.5 herein.

1.65  “Obligation” means any debt, liability or obligation of any nature (including, with respect to the AlphaCare Companies, any Obligations owed to any Related Party), whether secured, unsecured, recourse, non-recourse, liquidated, unliquidated, accrued, absolute, fixed, contingent, ascertained, unascertained, known, unknown or otherwise.

1.66  “Permit” means any license, certification, permit, approval, waiver, order, authorization, right or privilege of any nature, granted, issued, approved, required or allowed by any Government Body.

1.67  “Person”  means any individual, Entity or Government Body.

1.68  “Preamble” shall mean the Parties and Background sections herein.

1.69  “Proceeding” means any demand, claim, suit, action, litigation, investigation, audit, arbitration, administrative hearing or other proceeding of any nature.

1.70  “Purchase Price” shall have the meaning set forth in Section 2.2.1.

1.71  “Real Property”  means any real estate, land, building, condominium, town house, structure or other real property of any nature, all shares of stock or other ownership interests in cooperative or condominium associations or other forms of ownership interest through which interests in real estate may be held, and all appurtenant and ancillary rights thereto, including easements, covenants, water rights, sewer rights and utility rights.

1.72  “Referral Source” means any referral source(s) of the AlphaCare Companies including but not limited to any referring physicians, residential facilities, hospitals, Government Bodies, pharmacies, managed care companies and insurance companies.

1.73  “Related Party” means, with respect to any Person, any current or former partner, owner, equity owner, member, director, officer, manager or controlling Person of such Person (or any of their respective predecessors), any other Person affiliated with such Person (or any of their respective predecessors) or any lobbyist, agent (including any government relations agent), representative or consultant acting on behalf of such Person.

1.74  “Reportable Transaction” shall mean any transaction listed in Treasury Regulation Section 1.6011-4(b).

1.75  “SEC”  shall mean the Securities and Exchange Commission.

1.76  “Seller” shall have the meaning in the preamble.

1.77  “Seller Group” shall have the meaning given to such term in Section 10.1 herein.

1.78  “Seller Indemnified Party” or “Seller Indemnified Parties”  shall have the meanings given to such terms in Section 10.2 herein.

1.79  “Short-Period Tax Returns”  shall have the meaning given to such term in Section 9.2.1 herein.

1.80  “Software”  means any computer program, operating or other system, application, firmware or software of any nature, whether operational, active, under development or design, non-operational, or inactive (including, without limitation, all object code, source code, comment code, algorithms, processes, formulae, interfaces, navigational devices, menu structures or arrangements, icons, operational instructions, scripts, commands, syntax, screen designs, reports, designs, concepts, and visual expressions), technical manuals, test scripts, user manuals and other documentation therefore, whether in machine-readable form, programming language or any other language or symbols, and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature and any and all databases necessary or appropriate to operate or in the use of any such computer program, operating or other system, application, firmware or software.

1.81  “Specified Contract” shall have the meaning ascribed to such term in Section 3.14.1 herein.

1.82  “TF Services” shall have the meaning set forth in the preamble.

1.83  “Tangible Property” means any furniture, fixtures, leasehold improvements, vehicles, office equipment, computer equipment, other equipment, machinery, tools, forms, supplies or other tangible personal property of any nature.

1.84  “Tax” means: (a) any foreign, federal, state or local income, earnings, profits, gross receipts, franchise, capital stock, net worth, sales, use, value added, occupancy, general property, real property, personal property, intangible property, transfer, fuel, excise, payroll, withholding, unemployment compensation, social security, retirement or other tax of any nature; (b) any foreign, federal, state or local organization fee, qualification fee, annual report fee, filing fee, occupation fee, assessment, sewer rent or other fee or charge of any nature; or (c) any deficiency, interest or penalty imposed with respect to any of the foregoing.

1.85  “Tax Return” shall mean all returns and reports, amended returns, information returns, statements, declarations, estimates, schedules, notices, notifications, forms, elections, certificates or other documents required to be filed or submitted to any Government Body with respect to the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of, or compliance with, any Tax.

1.86  “Taxing Authority”  shall mean any Government Body exercising tax regulatory authority.

1.87  “To the knowledge of” or “knowledge” and similar phrases means (i) in the case of an individual, knowledge of a particular fact or matter, actually known or that which could reasonably be expected to be known, and (ii) in the case of an entity, if any individual who is serving, or has served within the last three (3) years, as a director, officer or executive manager (or in any similar capacity) has, or at any time had, knowledge (as contemplated by clause (i) above) of such fact or other matter.

1.88  “Transaction”  shall have the meaning in the preamble.

1.89  “Unaudited Balance Sheet”  shall have the meaning set forth in Section 3.6.2.

1.90  “Unaudited Balance Sheet Date”  shall have the meaning given to such term in Section 3.6.2 herein.

1.89      “Unaudited Financial Statements”  shall have the meaning given to such term in Section 3.6.2 herein.

1.90      “Web”  shall have the meaning given to such term in Section 3.13.8 herein.

SECTION 2.  THE TRANSACTION

2.1  Sale and Purchase of Equity Interests. On the Closing Date, subject to the other terms and conditions of this Agreement, Seller shall sell, transfer, assign and convey to the Buyer, and the Buyer shall purchase, all right, title and interest in and to all of the Equity Interests, owned beneficially and of record by Seller, as more specifically set forth on Schedule 3.3, free and clear of any Encumbrances.

2.2  Purchase Price and Adjustments.

2.2.1  Subject to the other terms and conditions of this Agreement, the total purchase price for the Equity Interests (the “Purchase Price”) shall consist of the items set forth in Section 2.2.2 of which $10,000 shall be allocated to the Restrictive Covenants in Section 9.7 hereof and the balance to the purchase of the Equity Interests. The Purchase Price shall be allocated between the AlphaCare Campanies as follows: 86% to TFS and 14% to AC Resources.

2.2.2  Subject to the other terms and conditions of this Agreement, the Purchase Price shall be paid as follows:

2.2.2.1  The Buyer shall pay (the “Closing Date Payment”) to Seller, by wire transfer on the Closing Date, an amount equal to Four Million Seven Hundred and Twenty-Six Thousand and Nine Hundred and Twenty-Two Dollars ($4,726,922) (a) less the AlphaCare Companies Obligations under any employee retention or bonus plan or to satisfy any severance, parachute or employee closing bonuses (if any) or other Obligations that are accelerated as a result of the Transaction, (b) less satisfaction of any and all outstanding Obligations of the AlphaCare Companies to Seller or their respective Related Parties as of the Closing Date, (c) less satisfaction of any and all Obligations of the AlphaCare Companies constituting long term debt (including the current portion thereof) as of the Closing Date, and (d) less Four Hundred Seventy-Two Thousand Six Hundred and Ninety-Two Dollars ($472,692) (“Escrow Amount”), which sum shall be wired at closing to an escrow account with a mutually agreed upon escrow agent as security for eighteen (18) months for any indemnification obligations of Seller pursuant to Section 10 and which sum shall be subject to the terms of the Escrow Agreement.

2.2.2.2  An earn-out (which shall be subordinated to the Buyer’s principal lender), if earned, equal to (a) (i) six (6) times the EBITDA of the AlphaCare Companies IFI Program for the eighteen (18) month period following the Closing (the “Earn Out Term”) plus (ii) three (3) times the EBITDA of the Alpha Care Companies Core Services Program during the Earn Out Term; times (b) six hundred sixty-seven thousandths (.667) (the “Earn Out”); provided, however, that the Earn Out payment shall not exceed (a) the total EBITDA of the AlphaCare Companies during the Earn Out Term times (b) six hundred sixty-seven thousandths (.667) less (c) $854,487 with such difference multiplied by six (6). The Buyer shall deliver to the Seller a statement reflecting the relevant EBITDA calculation and a calculation of the Earn Out based on Buyer’s audited financials for fiscal years 2005 and 2006 and unaudited quarterly fiscals for 2006 (the “Earn Out Calculation”). Such statement shall be delivered to Seller within 45 days of the end of the Earn Out Term. If Seller does not provide written notice to the Buyer (the “Dispute Notice”) disputing the Earn Out Calculation within thirty days after delivery thereof, then the Earn Out Calculation shall be final and binding upon the parties. If, on the other hand, the Seller does provide the Dispute Notice within the time  period set forth in the preceding sentence, the Buyer and Seller shall submit the dispute to the Accounting Firm to resolve. The costs and expenses of the Accounting Firm in connection with resolving the dispute shall be borne equally by Buyer, on the one hand, and the Seller, on the other hand. The determination of the Accounting Firm shall be final and binding upon the parties. The Earn Out, if earned and determined as set forth above, shall be paid as follows: (i) one-third shall be payable in cash to Seller within the earliest of (x) 60 days after the filing of Buyer’s Form 10-Q for the first quarter of 2007 with the SEC or (y) 90 days following the end of the Earn Out Term; (ii) one-third shall be payable by delivery of unsecured, subordinated (in favor of Buyer’s principal lender only) Buyer promissory note(s), in the form attached as Exhibit 2.2.2.2, in favor of Seller; and (iii) one-third shall be payable in shares of unregistered common stock of the Buyer to the Seller (the total number of shares to be determined by the arithmetic average of the closing sales price per share of Buyer’s common stock as reported on the Nasdaq stock market for the ten trading days immediately preceding the date the cash payment in (i) above is payable). The shares in (iii) above shall be pledged upon issuance to Buyer, pursuant to a pledge agreement in the form attached as Exhibit 2.2.2.2, for twelve months to secure the idemnity obligations of Seller in Section 10. Buyer shall provide Seller with unaudited internal statements of EBITDA calculation for the IFI Program and the Core Services Program for the six month period following the Closing and such statement shall be delivered to Seller within 45 days of the end of such six month period. For example, if Closing occurs on September 1, 2005, Buyer shall provide Seller a statement for the period September 1, 2005 to February 28, 2006 no later than April 15, 2006. Seller and its agents and consultants shall be provided reasonable access to Buyer’s financial books and records that relate to the Earn-Out Calculation in order to verify the Earn-Out Calculation. Seller acknowledges and agrees that Buyer may terminate or discontinue the IFI Program and the Core Services Program if in Buyer’s reasonable business judgment, Buyer determines it is in Buyer’s best interest to do so, without taking into account the best interests of the Seller. EBITDA of the IFI Program and the Core Services Program shall only include income and expenses directly attributable to the IFI Program and the Core Services Program

2.2.2.3  Buyer shall, during the ninety (90) days following Closing, collect and pay to Seller the Accounts Receivable of the of the AlphaCare Companies as specifically set forth on Schedule 3.7.1 as such Accounts Receivable are collected. Buyer shall use commercially reasonable efforts to collect such Accounts Receivable; Buyer is not required to institute suit or engage a collection agency. Buyer shall pay Seller as follows: (a) on or prior to the 35th day following Closing for the Accounts Receivable collected in the first 30 days following Closing, (b) on or prior to the 65th day for the Accounts Receivable collected on or after the 31st day following Closing through the 60th day following Closing, and (c) the difference between the total amount paid in (a) and (b) above and $400,000 shall be paid to Seller on the 90th day following Closing. Buyer shall have no obligation to pay any amount to Seller with regard to Accounts Receivable received by Buyer after the 90th day following Closing. Notwithstanding anything to the contrary herein, Buyer shall not pay Seller less than a total of $400,000 pursuant to this Section 2.2.3.

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF THE ALPHACARE COMPANIES AND SELLER.

Knowing that Buyer is relying thereon, and as an inducement to the Buyer to consummate the transactions contemplated by this Agreement, each of the Companies (pre-Closing) and Seller, jointly and severally, represent and warrant to Buyer and covenant with Buyer, as set forth below in this Section 3.

3.1  Organization. Each of the AlphaCare Companies is duly organized and validly existing corporation under the Laws of the jurisdiction of its formation and is in good standing under the Laws of the jurisdiction of its formation. Each of the AlphaCare Companies possesses the full corporate power and authority to enter into and perform its obligations under this Agreement and/or to consummate the transactions contemplated hereby. Each of the AlphaCare Companies possesses the full power and authority: (i) to own and use its Assets in the manner in which such Assets are currently owned and used and in the manner in which such Assets are proposed to be owned and used, and (ii) to conduct its Business as such Business is currently being conducted and as such Business is proposed to be conducted. Each of the AlphaCare Companies is duly qualified or registered to do business in each jurisdiction where such qualification or registration is required by applicable Law.

3.1.1  Except as set forth on Schedule 3.1, neither of the AlphaCare Companies own any equity of any corporation or any other interest in any Person. Except as set forth on Schedule 3.1, none of the AlphaCare Companies have ever acquired or succeeded to all or any portion of the Assets or businesses of any other Person, and, except as set forth on Schedule 3.1, there is no other Person that may be deemed to be a predecessor of any of the AlphaCare Companies.

3.1.2  Schedule 3.1 sets forth for each of the AlphaCare Companies: (i) its exact legal name; (ii) its business form and jurisdiction and date of formation; (iii) its federal employer identification number; (iv) its headquarters address, telephone number and facsimile number; (v) its directors/managers and officers, indicating all current title(s) of each individual; (vi) its registered agent and/or office in its jurisdiction of formation (if applicable); (vii) all foreign jurisdictions in which it is qualified or registered to do business, the date it so qualified or registered, and its registered agent and/or office in each such jurisdiction (if applicable); (viii) all fictitious, assumed or other names of any type that are registered or used by it or under which it has done business at any time since such company’s date of formation; (ix) any name changes, recapitalizations, mergers, reorganizations or similar events since its date of formation and (x) its identification and/or registration numbers issued by the Medicare or Medicaid programs or any other federal healthcare program.

3.1.3  Accurate and complete copies of the articles or certificates of organization or formation and other organization documents, each as amended to date and each of which are valid and effective, and all Contracts relating to the acquisition or formation of each of the AlphaCare Companies, have been delivered to Buyer.

3.2  Authority; Non-Contravention.

3.2.1  Seller and each of the AlphaCare Companies have the corporate right, power and authority to enter into and to perform its, his or their obligations under this Agreement, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Seller and each of the AlphaCare Companies have been duly authorized by its respective board of directors, managers, and equity owners, as applicable. This Agreement constitutes the legal, valid and binding agreement of Seller and each of the AlphaCare Companies and is enforceable against Seller and each of the AlphaCare Companies in accordance with its terms, subject to the applicable laws and limitations of equity, insolvency and bankruptcy.

3.2.2  Except as set forth on Schedule 3.2, neither the execution, delivery and performance of this Agreement nor the consummation or performance of any of the transactions contemplated hereby by any of the Seller or each of the AlphaCare Companies will directly or indirectly (with or without notice or lapse of time):

3.2.2.1  contravene, conflict with or result in a violation of (a) any of the provisions of the articles or certificates of incorporation or organization, bylaws, or other organizational documents of the Seller or the AlphaCare Companies or (b) any resolution adopted by the Seller or the AlphaCare Companies’ board of directors, or any committee of the board of directors of the Seller or the AlphaCare Companies;

3.2.2.2  contravene, conflict with or result in a violation of, or give any Government Body or other Person the right to challenge any of the transactions contemplated hereby or to exercise any remedy or obtain any relief under, any Law or any Judgment to which any of the AlphaCare Companies or any of the Assets owned or used by any of the AlphaCare Companies, is subject;

3.2.2.3  contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Government Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any material Permit that is held by any of the AlphaCare Companies or that otherwise relates to any of the businesses of any of the AlphaCare Companies or to any of the Assets owned or used by any of the AlphaCare Companies;

3.2.2.4  contravene, conflict with or result in a violation, termination, or breach of, or result in a default under, any provision of, or any Specified Contract (as defined in Section 3.14), collective bargaining agreement or Contract to which any of the Seller or the AlphaCare Companies are a party to or by which each is bound; or

3.2.2.5  result in the imposition or creation of any Encumbrance upon or with respect to any Asset owned or used by any of the AlphaCare Companies.

3.2.3  Except as set forth on Schedule 3.2, none of the AlphaCare Companies was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated hereby.

3.3  Capital Stock and Ownership.

3.3.1  Schedule 3.3 sets forth the authorized capital structure of each of the AlphaCare Companies, including the numbers and type of equity interests authorized and the number of each type of equity interests that are issued and outstanding. Braund and the Braund Trust each are 100% stockholders of each of the AlphaCare Companies and have good and marketable title to the Equity Interests in such Persons, free and clear of any Encumbrance except as set forth on Schedule 3.3. Braund and the Braund Trust each have the right to vote all of their respective Equity Interests in each of the AlphaCare Companies and have not appointed or granted any proxy to any other Person with respect to, or granted any other right to any other Person to vote any of, the Equity Interests of any of the AlphaCare Companies. All of the issued and outstanding Equity Interests owned by Braund and the Braund Trust have been duly authorized and validly issued by appropriate actions of by their respective directors, managers, equity owners or members, as applicable, and all applicable Law. There exists no right of first refusal or other preemptive right with respect to any of the capital stock, membership interests or any other equity of any of the AlphaCare Companies.

3.3.2  All offerings, sales and issuances by the AlphaCare Companies of any interests of equity, and all repurchases and redemptions of any of their equity interests by the AlphaCare Companies, if any, were conducted in compliance with all applicable federal and state securities Laws and all other applicable Laws.

3.3.3  Except as set forth on Schedule 3.3, there is no:

3.3.3.1  outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any equity interests or other securities of any of the AlphaCare Companies;

3.3.3.2  outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any equity interests or other securities of any of the AlphaCare Companies;

3.3.3.3  Contract (including any letter(s) of intent which may have been entered into by any of the AlphaCare Companies) under which the AlphaCare Companies are or may become obligated to sell assets and/or sell or otherwise issue any equity interests or any other securities;

3.3.3.4  pending, or to the Seller’s and the AlphaCare Companies’ knowledge, threatened or previously asserted claim by any Person to the effect that such Person is or was entitled to acquire or receive any equity interests or any other securities of any of the AlphaCare Companies; or

3.3.3.5  condition or circumstance that may directly or indirectly give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is or may be validly entitled to acquire or receive any equity interests or other securities of any of the AlphaCare Companies.

3.3.4  Except as set forth on Schedule 3.3, none of the AlphaCare Companies have repurchased, redeemed or otherwise reacquired any of their equity interests or other securities. All securities so reacquired by the AlphaCare Companies were reacquired in full compliance with the applicable provisions of all applicable Contracts and all applicable Laws.

3.4  Financial, Corporate and Other Records.

3.4.1  Except as described on Schedule 3.4, the financial books and records of each of the AlphaCare Companies have been properly prepared and maintained in form and substance adequate for preparing audited financial statements in accordance with GAAP, and such books and records fairly and accurately reflect (i) all of the Assets and Obligations of each of the AlphaCare Companies and (ii) all of the Contracts and other transactions to which the AlphaCare Companies are or were a party or by which the AlphaCare Companies or the Business or Assets of the AlphaCare Companies are or were affected.

3.4.2  Accurate and complete copies of the contents of the minute books and stock books of each of the AlphaCare Companies have been delivered to Buyer. Such minute books and stock books include (i) minutes of all meetings of all equity owners, board of directors and any committees of the board of directors at which any material action was taken, which minutes accurately record all material actions taken at such meetings, (ii) accurate and complete written statements of all actions taken by equity owners, board of directors and any committees of the board of directors without a meeting and (iii) accurate and complete records of the subscription, issuance, transfer and cancellation of all equity interests and all other securities since the date of incorporation or formation.

3.4.3  Schedule 3.4 contains an accurate and complete list of all bank accounts, other accounts, certificates of deposit, marketable securities, other investments, safe deposit boxes, lock boxes and safes of each of the AlphaCare Companies, and the names of all officers, employees or other individuals who have access thereto or are authorized to make withdrawals therefrom or dispositions thereof.

3.4.4  Without in any way limiting the foregoing, except as described on Schedule 3.4, all books and records of each of the AlphaCare Companies (including medical records and case notes of any nature, recruiting records and client files of any nature) are true, accurate and complete in all material respects and have been prepared and maintained in accordance with all applicable Laws (including any record-keeping, inventory and other requirements and regulations of the Federal Drug Administration, the Federal Drug Enforcement Agency, any federal or state pharmacy boards and any other Government Body including a Government Body regulating Medicaid (state or federal)).

3.5  Compliance with Laws; Permits.

3.5.1  Except as set forth on Schedule 3.5: (i) each of the AlphaCare Companies is and has been in compliance in all material respects with each Judgment and with each Law that are applicable to it or to the conduct of any of its businesses or the ownership or use of any of its Assets, including (a) any Permit, any Laws pertaining to controlled substances, the Clinical Laboratories Improvements Act of 1988, the Social Security Act including the Civil Monetary Penalty Law of the Social Security Act, and/or (b) any promulgations, interpretive advice or guidelines of any court or Government Body, including the Occupational Safety and Health Administration, the Centers for Medicare and Medicaid Services, the Federal Food and Drug Administration and any state or federal Medicaid Laws or the Federal Drug Enforcement Agency; (ii)  each of the AlphaCare Companies has at all times been in compliance in all material respects with each Judgment or Law that is or was applicable to it or to the conduct of any of its businesses or the ownership or use of any of its Assets; (iii) no event has occurred which remains unresolved, and no condition or circumstance exists, that will (with or without notice or lapse of time) constitute or result in a violation by any of the AlphaCare Companies of, or a failure on the part any of any of the AlphaCare Companies to comply with, any Judgment or Law; and (iv) except for notices or communications related to matters which have been both resolved prior to the date hereof and which involve either fines, costs, losses or obligations of any nature which are less than $5,000 in any single case, none of the AlphaCare Companies have received, at any time, any notice or other communication (in writing or otherwise) from any Government Body or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any Judgment or Law, or (B) any actual, alleged, possible or potential obligation on the part of any of the AlphaCare Companies to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature. No survey and/or audit reports (for the three-year period ended on the Unaudited Balance Sheet Date (as defined below in Section 3.6)) prepared by any Government Body in connection with reviewing compliance by the AlphaCare Companies with state and/or federal licensing and certification requirements or Laws exist. Set forth on Schedule 3.5 is a list of all such survey and/or audit reports listing deficiencies, which previously have been made available to Buyer. At no time have any of the AlphaCare Companies been suspended from providing services, from participation in the Medicare or Medicaid programs or any other Government Programs (as defined herein) or had its state or federal licensure or any other Permit suspended or revoked.

3.5.2  Except as set forth on Schedule 3.5, each of the AlphaCare Companies has obtained and hold all Permits (i) required for the lawful operation of its business as and where such business is presently conducted and (ii) necessary to enable it to obtain reimbursement under any Government Programs and/or any Contracts and other arrangements with third-party payers, insurers or fiscal intermediaries. All Permits held by the AlphaCare Companies are listed on Schedule 3.5, and accurate and complete copies of such Permits have been delivered to Buyer. Employees (including nurses, therapists, psychologists, social workers and physicians) and foster parents of the AlphaCare Companies have obtained and maintained in compliance with all applicable Laws any and all necessary licenses, certifications or other Permits necessary to perform their duties.

3.5.3  Schedule 3.5 sets forth each consent or approval of, or registration, notification, filing and/or declaration with any court, government or governmental agency or instrumentality, creditor, lessor or other Person required to be given or made by any of the AlphaCare Companies in connection with the execution, delivery and performance of this Agreement and the other agreements and instruments contemplated herein.

3.5.4  Without in any way limiting the foregoing provisions of this Section 3.5, the AlphaCare Companies are and have been in compliance in all material respects with (i) any applicable record keeping, inventory and other requirements and regulations of any Government Body, (ii) any and all fraud and abuse Laws including Laws relating to the filing of false or fraudulent claims with Medicare, Medicaid or any other Federal or State Healthcare Program, (iii) all false claims Laws including The Federal False Claims Act and any equivalent Law, (iv) all federal or state physician self referral Laws including Section 1877 of the Social Security Act (commonly referred to as the “Stark Law”), (v) all Laws restricting or prohibiting unlicensed persons or business entities from employing physicians and/or prohibiting direct or indirect payments or fee-splitting arrangements between physicians and unlicensed persons or business entities, and (vi) all Laws protecting a patient’s individual healthcare information, including the Health Insurance Portability and Accountability Act of 1996, to the extent applicable.

3.5.5  None of the AlphaCare Companies has generated, transported, treated, stored and disposed, or otherwise handled Medical Waste under any Medical Waste Laws.

3.5.6  Schedule 3.5 lists (i) each pharmacy utilized by each of the AlphaCare Companies in connection with the Business and (ii) the location of such pharmacy. The AlphaCare Companies has no ownership interest in such pharmacies utilized in the Business. Each of the AlphaCare Companies is and has been in compliance in all material respects with all Laws pertaining to the pharmacy and related services provided by the AlphaCare Companies.

3.6  Financial Statements.

3.6.1  The fiscal year end for each of the AlphaCare Companies is December 31.

3.6.2  The AlphaCare Companies have delivered to Buyer and the attached as Schedule 3.6.2 the following financial statements and related notes (collectively, the “Financial Statements”): (i) with respect to TF Services (a) the audited balance sheets, statements of earnings and statements of cash flows for the 12 months ending as of December 31, 2003 (annual) prepared on an accrual basis (b) the unaudited balance sheets, statements of earnings and statements of cash flows for the 12 months ending as of December 31, 2002 (annual) and December 31, 2004 (annual) which was prepared on a cash basis and (c) the unaudited statements of earnings for the eight month period ending August 31, 2005 which was prepared on a cash basis; (ii) with respect to AC Resources (a) the unaudited balance sheets, statements of earnings and statements of cash flows for the 12 months ending as of December 31, 2002 (annual), December 31, 2003 (annual) and December 31, 2004 (annual) prepared on a cash basis and (b) the unaudited statements of earnings for the eight month period ending August 31, 2005 prepared on a cash basis; and (iii) the unaudited management prepared balance sheets of each of the AlphaCare Companies (“Unaudited Balance Sheet”) as of the close of business August 31, 2005 and as of the close of business the day prior to the Closing Date. (June 30, 2005 is referred to hereinafter as the “Unaudited Balance Sheet Date”). The balance sheets prepared as of the close of business August 31, 2005 and as of the close of business the day prior the Closing Date are prepared on an accrual basis.

3.6.3  The Financial Statements: (a) are based upon the books and records of each of the AlphaCare Companies; (b) present fairly the financial position of each of the AlphaCare Companies as of the respective dates thereof and the results of operations, changes in each of the AlphaCare Companies equity and cash flows of each of the AlphaCare Companies for the periods covered thereby; and (c) were prepared on an cash basis or on an accrual basis (as noted in Section 3.6.2 above) in conformity with GAAP (other than for the absence of notes and subject to customary period end adjustments) and, in a manner consistent with the AlphaCare Companies historic accounting practices applied on a consistent basis, except as otherwise indicated.

3.7  Assets.

3.7.1  Schedule 3.7 contains an accurate and complete list of all Assets of each of the AlphaCare Companies as reflected on the balance sheets of the AlphaCare Companies as of the Closing Date and specifically listed, according to ownership, by each member of the AlphaCare Companies, including: (i) Cash Assets, itemized by bank or other account, showing cost and market value if different from cost; (ii) Accounts Receivable, showing client names, individual invoice dates, individual invoice amounts and allowances for doubtful accounts, or, in the case of earned but not billed receivables, client names and individual dates on which the receivables are billable; (iii) other current Assets, itemized by category and with appropriate explanation; (iv) Tangible Property, grouped as to type, showing cost, accumulated depreciation and net book value; and (v) Software and Intangibles, showing cost or amount capitalized, accumulated amortization and net book value.

3.7.2  Schedule 3.7 accurately identifies all Assets that are being leased by or licensed to each of the AlphaCare Companies.

3.7.3  Except as set forth on Schedule 3.7, each of the AlphaCare Companies owns and has good, valid and marketable title to, all of its respective Assets that are purported to be owned by it and has the right to transfer all rights, title and interest in such Assets, free and clear of any Encumbrance.

3.7.4  Except for the Assets listed on Schedule 3.7, no other Assets are necessary to operate, or have been material to the operation of, the Business of any of the AlphaCare Companies.

3.8  Obligations.

3.8.1  Schedule 3.8 contains an accurate and complete list of all Obligations of each of the AlphaCare Companies reflected on their balance sheets as of the Closing Date, itemized by balance sheet account and specifically listed, according to obligor, by each member of the AlphaCare Companies, including (i) accounts payable, (ii) accrued expenses and reserves, itemized by category and with appropriate explanation, (iii) deferred revenues, itemized by client and time periods, and (iv) other current and long-term liabilities.

3.8.2  None of the AlphaCare Companies have any Obligations other than (i) Obligations identified as such in the column on the balance sheets of the AlphaCare Companies as of the Closing Date, (ii) Obligations set forth on Schedule 3.8 and (iii) Obligations that were incurred since the Unaudited Balance Sheet Date in the ordinary course (none of which arose out of any Proceeding or which relate to any breach of contract, breach of warranty, infringement, violation of law or breach of any of the representations and warranties made in Section 3.9 of this Agreement). Except as described on Schedule 3.8, none of the Obligations of the AlphaCare Companies are guaranteed by any Person.

3.8.3  None of the AlphaCare Companies have any long term Obligations.

3.9  Operations Since the Unaudited Balance Sheet Date. Except as set forth on Schedule 3.9, since the Unaudited Balance Sheet Date:

3.9.1  Except in the ordinary course of its Business consistent with its past practices, none of the AlphaCare Companies have: (i) pledged or hypothecated any of its Assets or otherwise permitted any of its Assets to become subject to any Encumbrance; (ii) incurred any Obligation; (iii) made any loan or advance to any Person; (iv) assumed, guaranteed or otherwise become liable for any Obligation of any Person; (v) committed for any capital expenditure; (vi) purchased, leased, sold, abandoned or otherwise acquired or disposed of any business or Assets; (vii) waived or released any right or canceled or forgiven any debt or claim; (viii) discharged any Encumbrance or discharged or paid any indebtedness or other Obligation; (ix) assumed or entered into any Contract or collective bargaining agreement other than this Agreement; (x) amended or terminated any Specified Contract; (xi) increased, or authorized an increase in, the compensation (or any grade level for purposes of compensation) or benefits paid or provided to any of their directors, managers, officers, employees, salesmen, agents or representatives; (xii) established, adopted or amended (including any amendment with a future effective date) any Employee Benefit Plan; (xiii) declared, accrued, set aside, or paid any dividend or made any other distribution in respect of securities, Cash Assets or other Assets; (xiv) repurchased, redeemed or otherwise reacquired any securities; (xv) sold or otherwise issued any securities; (xvi) amended its articles or certificate of incorporation or formation, bylaws or other organizational documents; (xvii) been a party to any merger, consolidation, recapitalization, reclassification of shares, membership interests, membership interests split or stock split, reverse stock or reverse membership interests split or similar transaction; (xviii) accrued any deferred bonuses or compensation due to any equity owner, member, employee or agent of any of the AlphaCare Companies, or paid any such deferred bonuses or compensation except to the extent such deferred bonuses or compensation was accrued on the Unaudited Balance Sheet; (xix) changed any of its methods of accounting or accounting practices in any respect; (xx) made any Tax Election, or (xxi) adopted and/or implemented any new accounting policy and/or procedures.

3.9.2  Even in the ordinary course of its business consistent with past practice, other than with respect to hiring employees in the ordinary course, purchasing equipment which equipment purchases are reflected in the Unaudited Financial Statements and office leases and leasehold improvements which have either been set forth in the schedules attached hereto or the Unaudited Balance Sheets, none of the AlphaCare Companies have incurred any Obligation, made any loan to any Person, acquired or disposed of any business or Assets, entered into any Contract or other transaction, or done any of the other things described in Section 3.9.1, involving an amount exceeding $20,000 in any single case.

3.9.3  There has been no material adverse change or material casualty loss affecting any of the AlphaCare Companies or the Business, Assets or financial condition of any of the AlphaCare Companies; and there has been no material adverse change in the financial performance of any of any of the AlphaCare Companies; and there has been no loss, damage or destruction to, or any interruption in the use of, any of the Software or other Assets (whether or not covered by insurance) of any of the AlphaCare Companies.

3.10  Accounts Receivable.  All Accounts Receivable of the AlphaCare Companies arose in the ordinary course of business and are proper and valid Accounts Receivable, can and will be collected by the AlphaCare Companies in full (without any counterclaim or setoff) prior to the 90 day anniversary of the Closing Date, net of the allowance for doubtful accounts and contractual allowances in amounts consistent with the past practice the AlphaCare Companies and which are taken into consideration in the preparation of the Financial Statements. There are no refunds, discounts, rights of setoff, reasons for denial or assignments affecting any such Accounts Receivable other than as set forth in the preceding sentence. Proper amounts of deferred revenues appear on the books and records of each of the AlphaCare Companies, in accordance with GAAP, with respect to each of the AlphaCare Companies’ (a) billed but unearned Accounts Receivable; (b) previously billed and collected Accounts Receivable still unearned; and (c) unearned client deposits. All applicable Accounts Receivable of each of the AlphaCare Companies have been coded and billed materially in accordance with the requirements of applicable Contracts or applicable any regulations of the Medicaid or Medicare programs or any other applicable Government Program or federal healthcare program. The representations and warranties stated in this Section 3.10 shall not apply to the provisions of Section 2.2.3 relating to collections of Accounts Receivable.

3.11  Tangible Property. Each of the AlphaCare Companies has good and marketable title to all of their Tangible Property, free and clear of any Encumbrances, except as set forth in the Unaudited Balance Sheets or on Schedule 3.11. Except as set forth on Schedule 3.11, all of the Tangible Property of each of the AlphaCare Companies is located at the offices or facilities of each of the AlphaCare Companies, and each of the AlphaCare Companies has the full and unqualified right to require the immediate return of any of its Tangible Property which is not located at its offices or facilities. All Tangible Property of each of the AlphaCare Companies, wherever located, (a) is in good condition, ordinary wear and tear excepted, (b) is structurally sound and free of any defect and deficiency, (c) complies in all material respects with, and is being operated and otherwise used in material compliance with, all applicable Laws, and (d) is sufficient for the operations and Business of the AlphaCare Companies as presently conducted.

3.12  Real Property.

3.12.1  Owned Real Property. Schedule 3.12.1 contains an accurate and complete list of all real estate owned by the AlphaCare Companies (“Owned Real Property”), showing location, value and debt (including mortgage debt) secured by such Owned Real Property.

3.12.2  Leased Real Property. Schedule 3.12.2 contains an accurate and complete list of all real estate leased or utilized by the AlphaCare Companies including but not limited to the AlphaCare Companies’ home office and facility locations (“Leased Real Property”), showing location, rental cost and landlord. Except as disclosed in Schedule 3.12.2, all Leased Real Property under lease to or otherwise used by the AlphaCare Companies is in good condition, is sufficient for the current operations of the AlphaCare Companies, has written leases executed by the appropriate lessor and the AlphaCare Companies as the lessee and such leases are in full force and effect.

3.12.3  No such Leased Real Property, nor the occupancy, maintenance or use thereof, is in violation of, or breach or default under, any Contract or Law (including Environmental Laws) and no other party is in breach or default under such Contract or Law, and no notice or threat from any lessor, Government Body or other Person has been received by any of the AlphaCare Companies or served upon any such Owned Real Property or Leased Real Property claiming any violation of, or breach, default or liability under, any Contract or Law (including Environmental Laws), or requiring or calling attention to the need for any work, repairs, construction, alteration, installations or environmental remediation.

3.12.4  No Proceedings are pending which would affect or pertain to the zoning, use or environmental condition of any of the Owned Real Property or Leased Real Property. Except as set forth in Schedule 3.12.2, no portion of any Owned Real Property or Leased Real Property is within an identified flood plain or other designated flood hazard area as established under any Law or otherwise by any governmental authority.

3.12.5  All of the Owned Real Property or Leased Real Property has direct legal access to, abuts, and is served by a publicly dedicated and maintained road, which road does and shall provide a valid means of ingress and egress thereto and therefrom, without additional expense. All utilities, including water, gas, telephone, electricity, sanitary and storm sewers, are currently available to all of the Owned Real Property or Leased Real Property at normal and customary rates, and are adequate to serve the Owned Real Property or Leased Real Property for the AlphaCare Companies’ current use thereof.

3.13  Software and Other Intangibles.

3.13.1  Schedule 3.13 contains an accurate and complete list and description of all names, corporate names, fictitious names, trademarks, service marks, trade names, brand names, product names, symbols, slogans, copyrights, Web sites, designs, logos, formulae, inventions, product rights, technology, and Software owned, marketed, licensed (in or out), supported, maintained, used, under development, or held for use by each of the AlphaCare Companies that are material to the Business, and, in the case of Software, a product description, the language in which it is written and the type of hardware platform(s) on which it runs.

3.13.2  Except as set forth on Schedule 3.13.2, each of the AlphaCare Companies owns solely and exclusively and has good and marketable title to, or otherwise has the full right to use pursuant to an off-the-shelf license agreement commercially available to the general public, all Intangibles of each of the AlphaCare Companies, free and clear of all Encumbrances. No rights or permission of the AlphaCare Companies, any equity owner, or any other Person are necessary to use, make, manufacture, reproduce, distribute, display, perform, market, license, sell, offer to sell, modify, adapt, translate, enhance, improve, update, or create derivative works based upon any Intangible, to the extent the Intangible is used, made, manufactured, reproduced, distributed, displayed, performed, marketed, licensed, sold, offered for sale, modified, adapted, translated, enhanced, improved, updated, and/or with respect to which derivative works are created in connection with, related to, pursuant to, in the conduct of, or as part of the Business. Except as set forth on Schedule 3.13.2, none of the Intangibles of any of the AlphaCare Companies are registered in the name of any one or more Persons other than any of the AlphaCare Companies, including any one or more current or former owners, equity owners, partners, directors, executives, officers, employees, salesmen, agents, patients, representatives, clients or contractors or any equity owners of the AlphaCare Companies, nor does any such Person have any interest therein or right thereto, including, but not limited to, the right to royalty payments.

3.13.3  None of the Intangibles or their respective past or current uses of any of the AlphaCare Companies, including the preparation, distribution, marketing or licensing thereof, has violated or infringed upon, or is violating or infringing upon, any Intellectual Property Right or other proprietary right of any Person. None of the Intangibles of any of the AlphaCare Companies is subject to any Encumbrance or Judgment. No Proceeding is pending or, to the knowledge of any of Seller or any of the AlphaCare Companies is threatened, nor has any claim or demand been made, which challenges or challenged the legality, validity, enforceability, use or exclusive ownership by the AlphaCare Companies of any or all of Intangibles of any of the AlphaCare Companies. No Person is violating or infringing upon, or has violated or infringed upon at any time, any Intellectual Property Right or other right of any of the AlphaCare Companies or with regard to Intangibles of any of the AlphaCare Companies.

3.13.4  The AlphaCare Companies has maintained all Intellectual Property Rights with respect to Intangibles of any of the AlphaCare Companies, as applicable. No portion of any Intangible of any of the AlphaCare Companies contains any  “back door,”  “time bomb,”  “Trojan horse,”  “worm,”  “drop dead device,”  “virus” or other software routine, code, or program or hardware component that permits unauthorized access to or use of or disables or erases software, hardware, or data without the consent of the user, or that is intended or designed to do so.

3.13.5  Any and all licenses, sublicenses and other Contracts covering or relating to any Intangible of any of the AlphaCare Companies or to which any of the AlphaCare Companies are a party under which any of the AlphaCare Companies use any Intangible of any of the AlphaCare Companies is legal, valid, binding, enforceable and in full force and effect, and upon consummation of the transactions contemplated hereby, will continue to be legal, valid, binding, enforceable and in full force and effect on terms identical to those in effect immediately prior to the consummation of the transactions contemplated hereby. None of the AlphaCare Companies are in breach of or default under any license, sublicense or other Contract covering or relating to any Intangible of any of the AlphaCare Companies nor have any of the AlphaCare Companies performed any act or omitted to perform any act which, with notice or lapse of time or both, will become or result in a material violation, breach or default thereunder. No Proceeding is pending or, to the knowledge of Seller or the AlphaCare Companies is being or has been threatened, nor has any claim or demand been made, which challenges the legality, validity, enforceability or ownership of any license, sublicense or other Contract covering or relating to any Intangible of any of the AlphaCare Companies.

3.13.6  Set forth on Schedule 3.13.6 are all Internet domain names related to or used or held for use in connection with, related to, pursuant to, in the conduct of, or as part of the Business, or licensed to or used, owned, or registered by each of the AlphaCare Companies (“Domain Names”). Each of the AlphaCare Companies is the registrant of all Domain Names, and all registrations of Domain Names are current and in good standing until such dates as set forth on Schedule 3.13.6. No action or activity has been taken or is pending to challenge rights to, suspend, cancel or disable any Domain Name, the registration therefore, or any right of any of the AlphaCare Companies thereto (including the right to use a Domain Name). Each of the AlphaCare Companies has all right, title and interest in and to, and rights to use on the Internet and otherwise as a trademark and trade name, the Domain Names. Also set forth on Schedule 3.13.6 are all Intangibles with respect to which one or more registrations have been awarded by or one or more applications have been filed with one or more Government Bodies, the date of such registrations and applications, all identification numbers given by all Government Bodies with regard to the registrations and applications, and the jurisdictions with regard to which such registrations were awarded and such applications were filed.

3.13.7  Each of the AlphaCare Companies is the sole owner of, and has good and marketable title to, any and all right, title and interest in and to any and all databases related to or held for use or used in the Business. No Person other than the AlphaCare Companies has any right or interest of any kind or nature in or to such databases. No Person (i) is violating or infringing upon, or has violated or infringed upon at any time, any right of the AlphaCare Companies in or to such databases, or (ii) is breaching or has breached at any time any duty or obligation owed to any of the AlphaCare Companies in respect of such databases. Neither the past nor current use of any such database or the information contained therein in the Business (iii) has violated or infringed upon, or is violating or infringing upon, the rights of any Person, (iv) breaches any duty or obligation owed to any Person, or (v) violates the privacy or any Law relating to the privacy of any Person.

3.13.8  Except as set forth on Schedule 3.13.8, each of the AlphaCare Companies has maintained in connection with its operations, activity, conduct, and business on the World Wide Web (“Web”) and any and all other applicable Internet operations, activity, conduct, and business, at all times during such operations, activity, conduct, and business, a written privacy statement or policy governing the collection, maintenance, and use of data and information collected from users of Web sites owned, operated, or maintained by, on behalf of, or for the benefit of any of the AlphaCare Companies in connection with, related to, pursuant to, in the conduct of, or as part of the Business (the “AlphaCare Companies’ Web Sites”). At all times during the each of the AlphaCare Companies Web or Internet operations, activity, conduct, or business, the AlphaCare Companies privacy statements and policies have been conspicuously made available to users of the AlphaCare Companies Web Sites. Except as set forth on Schedule 3.13.8, the AlphaCare Companies privacy statements or policies do not in any manner restrict or limit any of the AlphaCare Companies or any of the AlphaCare Companies successors’ rights to use, sell, license, distribute, and disclose such collected data.

3.14  Contracts.

3.14.1  Schedule 3.14 contains an accurate and complete list of all of the following types of Contracts to which each of the AlphaCare Companies is a party or by which any of the AlphaCare Companies is bound which provide for an obligation in excess of $10,000 (collectively, the “Specified Contracts”), grouped into the following categories and, where applicable, subdivided by product line or division: (i) Contracts for the provision of goods and services (including Contracts with suppliers, service providers, clients and government payers); (ii) Software license and Software maintenance Contracts under which any of the AlphaCare Companies is the licensor or  provider of services, and other client Contracts; (iii) Contracts for the purchase or lease of Real Property or otherwise concerning Real Property owned or used by any of the AlphaCare Companies; (iv) loan agreements, mortgages, notes, guarantees, bonds and other financing Contracts; (v) Contracts for the purchase, lease and/or maintenance of computer equipment and other equipment, Contracts for the purchase, license, lease and/or maintenance of Software under which any of the AlphaCare Companies is the purchaser, licensee, lessee or user; and other supplier Contracts; (vi) employment, consulting and sales representative Contracts (excluding Contracts which constitute Employee Benefit Plans listed on Schedule 3.16, and excluding oral Contracts with employees for “at will” employment); (vii) Contracts under which any rights in and/or ownership of any Software product, technology or other Intangible of any of the AlphaCare Companies, or any prior version thereof, or any part of the client base, business or Assets of the AlphaCare Companies, or any shares or other ownership interests in the AlphaCare Companies (or any of their predecessors) was acquired; (viii) Contracts containing clauses that prohibit or restrict any of the AlphaCare Companies from soliciting any employee, client or Referral Source of any other Person or otherwise prohibiting or restricting any of the AlphaCare Companies from engaging in any business or from disclosing information with respect to the AlphaCare Companies or the Business; (ix) Contracts for management services; and (x) other Contracts material to the business of the AlphaCare Companies (excluding Contracts which constitute Insurance Policies listed on Schedule 3.20). A description of each oral Specified Contract is included on Schedule 3.14, and true and correct copies of each written Specified Contract have been made available to Buyer.

3.14.2  Each Specified Contract is valid and in full force and effect, and is enforceable by the AlphaCare Companies in accordance with their terms.

3.14.3  Except as set forth on Schedule 3.14: (i) none of the AlphaCare Companies nor any other Person has violated, breached, or declared or committed any default under, any Specified Contract relating to a matter in excess of $10,000; (ii) no event has occurred, and no circumstance or condition exists that will (with or without notice or lapse of time) (A) result in a violation or breach of any of the provisions of any Specified Contract by any of the AlphaCare Companies or a violation or failure to comply with any Judgment or Law (including, without limitation, any non-profit Law) by any of the AlphaCare Companies or any other Person, (B) give any of the AlphaCare Companies or any other Person the right to declare a default or exercise any remedy under any Specified Contract, (C) give any of the AlphaCare Companies, or any other Person the right to accelerate the maturity or performance of any Specified Contract, or (D) give any of the AlphaCare Companies or any other Person the right to cancel, terminate or modify any Specified Contract; (iii) none of the AlphaCare Companies have received any notice or other communication (in writing or otherwise) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Specified Contract; and (iv) none of the AlphaCare Companies have waived any of their rights under any Specified Contract. The consummation of the transactions contemplated by this Agreement will not give rise to a right of another party to terminate or modify any Specified Contract.

3.14.4  The performance of the Specified Contracts in accordance with their respective terms will not result in any violation of or failure to comply with any Judgment or Law (including, without limitation, any non-profit Laws) applicable to any of the AlphaCare Companies or any other Party on or prior to the Closing Date.

3.14.5  Except as set forth on Schedule 3.14, no Person is renegotiating, or has the right to renegotiate, any amount paid or payable to any of the AlphaCare Companies under any Specified Contract or any other term or provision of any Specified Contract.

3.14.6  The Specified Contracts are all the Contracts necessary and sufficient to operate the Business of the AlphaCare Companies as currently operated. Except as set forth on Schedule 3.14 (which such Schedule 3.14 shall include project budgets), there are no currently outstanding proposals or offers submitted by any of the AlphaCare Companies to any Referral Source, prospect, supplier or other Person which, if accepted, would result in a legally binding Contract of any of the AlphaCare Companies involving an amount or commitment exceeding $10,000 in any single case or an aggregate amount or commitment exceeding $25,000 in the aggregate.

3.15  Employees and Independent Contractors.

3.15.1  Schedule 3.15 contains an accurate and complete list of all of the employees of each of the AlphaCare Companies (by Entity) (including any employee of the AlphaCare Companies who is on a leave of absence or on layoff status) and (i) their titles or responsibilities; (ii) their social security numbers and principal residence address; (iii) their dates of hire; (iv) their current salaries or wages and all bonuses, commissions and incentives paid at any time during the past twelve months; (v) their last compensation changes and the dates on which such changes were made; and (vi) any specific bonus, commission or incentive plans or agreements for or with them.

3.15.2  Schedule 3.15 also contains an accurate and complete list of all sales representatives, independent contractors and foster parents engaged by each of the AlphaCare Companies and (i) their tax identification numbers and state or country of residence; (ii) their payment arrangements; and (iii) a brief description of their jobs or projects currently in progress.

3.15.3  Except as limited by the specific and express terms of any employment Contracts listed on Schedule 3.15 and except for any limitations of general application which may be imposed under applicable employment Laws, each of the AlphaCare Companies has the right to terminate the employment of each of its employees at will and to terminate the engagement of any of its independent contractors without payment to such employee or independent contractor other than for services rendered through termination and without incurring any penalty or liability other than liability for severance pay in accordance with such company’s disclosed severance pay policy.

3.15.4  Each of the AlphaCare Companies is in compliance in all material respects with all Laws relating to employment practices. Each of the AlphaCare Companies has delivered to Buyer accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the current and former employees of each of the AlphaCare Companies.

3.15.5  None of the AlphaCare Companies have been a party to or bound by any union or collective bargaining Contract, nor is any such Contract currently in effect or being negotiated by or on behalf of any of the AlphaCare Companies, nor have any of the AlphaCare Companies been the target of a union organization drive.

3.15.6  Except as set forth on Schedule 3.15, since the respective Formation Date of each of the AlphaCare Companies, none of the AlphaCare Companies have experienced any labor problem that was or is material to them. The AlphaCare Companies’ relations with their employees are currently on a good and normal basis.

3.15.7  To the knowledge of Seller and the AlphaCare Companies, after due inquiry: (i) no currently employed Identified Employee has received an offer to join a business that may be competitive with any of the businesses of any of the AlphaCare Companies; and (ii) no currently employed Identified Employee is a party to or is bound by any confidentiality agreement, non-competition agreement or other Contract (with any Person) that will have an adverse effect on (A) the performance by such Identified Employee of any of his duties or responsibilities as an employee of any of the AlphaCare Companies, or (B) any of the businesses or operations of any of the AlphaCare Companies.

3.15.8  Except as set forth on Schedule 3.15, each of the AlphaCare Companies’ current employees (including Identified Employees) has signed agreements with the AlphaCare Companies containing restrictions that adequately protect the proprietary and confidential information of the AlphaCare Companies and vest in the AlphaCare Companies the full ownership of items developed by such current employees (including Identified Employees).

3.15.9  Except as set forth on Schedule 3.15, since January 1, 2004, no currently employed Identified Employee has indicated an intention to terminate or has terminated his or her employment. Except as set forth on Schedule 3.15, since January 1, 2002, no foster parent with whom any of the AlphaCare Companies have a relationship or arrangement has indicated an intention to terminate such relationship or arrangement. To Seller’s knowledge, the transactions contemplated by this Agreement will not adversely affect relations with any employees (including Identified Employees) of any the AlphaCare Companies.

3.16  Employee Benefit Plans.

3.16.1  Schedule 3.16.1 contains an accurate and complete list and description of (i) all of the Employee Benefit Plans which the AlphaCare Companies, or any ERISA Affiliate, sponsors, maintains or contributes to, is required to contribute to, or has or could reasonably be expected to have any liability of any nature with respect to, whether known or unknown, direct or indirect, fixed or contingent, for the benefit of present or former employees of the AlphaCare Companies and/or its ERISA Affiliates (referred to collectively as the “AlphaCare Companies’ Employee Benefit Plans” and individually as a “AlphaCare Companies’ Employee Benefit Plan”), (ii) all employees employed by the AlphaCare Companies affected or covered by an Employee Benefit Plan, (iii) all Obligations thereunder as of the Closing Date, and (iv) all ERISA Affiliates. Accurate and complete copies of all of the AlphaCare Companies’ Employee Benefit Plans have been provided to Buyer as well as the most recent determination letter issued, if any, or if none, Internal Revenue Service (“IRS”) opinion or advisory letter issued with respect to a AlphaCare Companies’ Employee Benefit Plan that is intended to be a qualified plan within the meaning of Section 401(a) of the Code, all pending applications for rulings, determination letters, opinions, no action letters and similar documents filed with any governmental agency (including the Department of Labor and the IRS), summary plan descriptions, service agreements, stop loss insurance policies, and all related contracts and documents (including, but not limited to, employee summaries and material employee communications), all closing letters, audit finding letters, revenue agent findings and similar documents. None of AlphaCare Companies’ Employee Benefit Plans is subject to Title IV of ERISA or Code Section 412. None of AlphaCare Companies’ Employee Benefit Plans is a Multiple Employer Plan or Multiemployer Plan under Code Section 413(c) or 414(f). No employer, other than the AlphaCare Companies or an ERISA Affiliate, is permitted to participate or participates in the AlphaCare Companies’ Employee Benefit Plans and no leased employees (as defined in Section 414(n) of the Code) or independent contractors are eligible for, or participate in, the AlphaCare Companies’ Employee Benefit Plans. None of AlphaCare Companies’ Employee Benefit Plans promises or provides health, life or other welfare benefits to retirees or former employees, or severance benefits, except as required by Code Section 4980B, Sections 601 through 609 of ERISA, or comparable state statutes which provide for continuing health care coverage.

3.16.2  Except as set forth on Schedule 3.16.2, neither the AlphaCare Companies nor any ERISA Affiliate has (i) established, sponsored, maintained or contributed to (or has or had the obligation to contribute to) any Employee Benefit Plan, (ii) proposed any Employee Benefit Plan which it plans to establish, sponsor, maintain or to which it will be required to contribute, or (iii) proposed any changes to any of AlphaCare Companies’ Employee Benefit Plans now in effect. Except as set forth on Schedule 3.16.2, each of AlphaCare Companies’ Employee Benefit Plans that provides a self-insured health benefit is subject to a stop-loss insurance policy in which AlphaCare Companies is an insured party and no facts exist which could form the basis for any denial of coverage under such policy.

3.16.3  With respect to AlphaCare Companies’ Employee Benefit Plans, AlphaCare Companies and each ERISA Affiliate will have made, on or before the Closing Date, all payments required to be made by them on or before the Closing Date and will have accrued (in accordance with GAAP) as of the Closing Date all payments due but not yet payable as of the Closing Date. There has not been, nor will there be, any Accumulated Funding Deficiencies (as defined in ERISA or the Code) or waivers of such deficiencies.

3.16.4  AlphaCare Companies has delivered to Buyer an accurate and complete copy of the most current Form 5500 and any other form or filing required to be submitted to any governmental agency with regard to each of AlphaCare Companies’ Employee Benefit Plans and the most current actuarial report, if any, with regard to each of the AlphaCare Companies’ Employee Benefit Plans and such forms are attached as Schedule 3.16.4.

3.16.5  All of AlphaCare Companies’ Employee Benefit Plans are, and have been, operated in compliance with their provisions and with all applicable Laws including ERISA and the Code and the regulations and rulings thereunder. With respect to each of AlphaCare Companies’ Employee Benefit Plans that is intended to be qualified under Section 401(a), each such plan has been determined by the IRS to be so qualified as to form, and each trust forming a part thereof has been determined by the IRS to be exempt from tax pursuant to Section 501(a) of the Code, and with respect to each of AlphaCare Companies’ Employee Benefit Plans that is intended to be a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code, each such association has been determined by the IRS to have such status. No reason exists that would cause such qualified or Section 501(c)(9) status to be revoked for any period. The AlphaCare Companies, its ERISA Affiliates, and all fiduciaries of AlphaCare Companies’ Employee Benefit Plans have complied with the provisions of AlphaCare Companies’ Employee Benefit Plans and with all applicable Laws including ERISA and the Code and the regulations and rulings thereunder. There have been no Reportable Events (as defined in ERISA), no events described in Sections 4062, 4063 or 4064 of ERISA, and no termination or partial termination (including any termination or partial termination attributable to this transaction) of any of AlphaCare Companies’ Employee Benefit Plans. There would be no Obligation of AlphaCare Companies or any ERISA Affiliate under Title IV of ERISA if any of AlphaCare Companies’ Employee Benefit Plans were terminated as of the Closing Date. Neither AlphaCare Companies nor any ERISA Affiliate has incurred, nor will incur, any withdrawal liability, nor does AlphaCare Companies nor any ERISA Affiliate have any contingent withdrawal liability, under ERISA, to any Multiemployer Plan (as defined in ERISA). Neither the AlphaCare Companies nor any ERISA Affiliate has incurred, or will incur, any Obligation to the Pension Benefit Guaranty Corporation (or any successor thereto). None of AlphaCare Companies’ Employee Benefit Plans is a “MEWA” as defined in Section 3(40)(A) of ERISA. No non-exempt prohibited transaction under Section 406 or 407 of ERISA or Section 4975 of the Code has occurred with respect to any of AlphaCare Companies’ Employee Benefit Plans. Neither the AlphaCare Companies nor any ERISA Affiliate has incurred, nor will incur, any tax liability or civil penalty, damages, or other liabilities arising under Section 502 of ERISA, resulting from any of AlphaCare Companies’ Employee Benefit Plans, with respect to any matter arising on or before the Closing Date.

3.16.6  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including any severance, unemployment compensation or golden parachute payment) becoming due from the AlphaCare Companies or any ERISA Affiliate under any of AlphaCare Companies’ Employee Benefit Plans, (ii) increase any benefits otherwise payable under any of AlphaCare Companies’ Employee Benefit Plans, or (iii) result in the acceleration of the time of payment or vesting of any such benefits to any extent.

3.16.7  There are no pending actions, claims or lawsuits that have been asserted or instituted against any of AlphaCare Companies’ Employee Benefit Plans, the assets of any of the trusts under such plans, the plan sponsor, the plan administrator or any fiduciary of any such plan (other than routine benefit claims), and, to the knowledge of the AlphaCare Companies, there are no facts which could form the basis for any such action, claim or lawsuit. There are no investigations or audits by any government agency of any of AlphaCare Companies’ Employee Benefit Plans, any trusts under such plans, the plan sponsor, the plan administrator or any fiduciary of any such plan that have been instituted or threatened and, to the knowledge of the Seller and the AlphaCare Companies, there are no facts which could form the basis for any such investigation or audit.

3.16.8  The AlphaCare Companies and/or its ERISA Affiliates can terminate each of AlphaCare Companies’ Employee Benefit Plans without further liability to the AlphaCare Companies and/or its ERISA Affiliates. No action or omission of the AlphaCare Companies, or any ERISA Affiliate, or any director, officer, or agent thereof in any way restricts, impairs or prohibits the AlphaCare Companies or any ERISA Affiliate, or any successor, from amending, merging, or terminating any of AlphaCare Companies’ Employee Benefit Plans in accordance with the express terms of any such plan and applicable law.

3.16.9  Except as set forth on Schedule 3.16.9, no event has occurred nor will occur which will result in AlphaCare Companies having an Obligation in connection with any of AlphaCare Companies’ Employee Benefit Plans of any ERISA Affiliate..

3.17  Clients, Payers and Suppliers. Except as set forth on Schedule 3.17, the present relationship of the AlphaCare Companies with its clients, payers, suppliers and providers is on a good and normal basis, and none of the AlphaCare Companies are experiencing any material problems with its clients, payers, suppliers or providers. For the six (6) month period prior to the Closing Date, none of the AlphaCare Companies have experienced termination of their relationship with their clients, payers, suppliers, and providers outside of the ordinary course consistent with prior experience. The transactions contemplated hereby will not adversely affect any of the AlphaCare Companies’ relations with any of the clients, payers, Referral Sources or suppliers of any of the AlphaCare Companies. Schedule 3.17 provides a summary of the most recent surveys of clients, families of clients and payers for each of the AlphaCare Companies, each of which has been provided to Buyer.

3.18  Taxes.

(a)  Each of the AlphaCare Companies has filed all Tax Returns that were required to be filed. All such Tax Returns were correct and complete and have been prepared in compliance with all applicable laws and regulations. All Taxes owed by each of the AlphaCare Companies (whether or not shown on any Tax Return) have been paid. None of the AlphaCare Companies is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made against the AlphaCare Companies or the Seller (solely as it relates to the AlphaCare Companies) by a Governmental Body in a jurisdiction where the AlphaCare Companies does not file Tax Returns where the AlphaCare Companies may be subject to taxation by that jurisdiction. There are no Liens on any of the Assets of any of the AlphaCare Companies that arose in connection with any failure (or alleged failure) to pay any Tax.

(b)  Each of the AlphaCare Companies has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, equity owner or other Person for all periods for which the statutory period of limitations for the assessment of such Tax has not yet expired and all IRS Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(c)  None of the AlphaCare Companies nor any director or officer (or employee responsible for Tax matters) of any of the AlphaCare Companies expects any Governmental Body to assess any additional Taxes for any period for which Tax Returns have been filed. No foreign, federal, state or local Tax audits or administrative Tax proceedings are pending or being conducted with respect to any of the AlphaCare Companies. None of the AlphaCare Companies nor any director or officer (or employee responsible for Tax matters) of any of the AlphaCare Companies has received from any foreign, federal, state or local Taxing Authority (including jurisdictions where the AlphaCare Companies have not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review; (ii) request for information related to Tax matters; or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Taxing Authority against any of the AlphaCare Companies.

(d)  Schedule 3.18 (i) lists all federal, state, local and foreign Tax Returns filed with respect to each of the AlphaCare Companies for taxable periods ending on or after January 1, 2002; (ii) indicates those Tax Returns that have been audited; and (iii) indicates those Tax Returns that currently are the subject of an audit. Seller has delivered to Buyer correct and complete copies of all examination reports and statements of deficiencies assessed against or agreed to by each of the AlphaCare Companies since January 1, 2002.

(e)  None of the AlphaCare Companies have waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f)  Each of the AlphaCare Companies has disclosed on its Federal Income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

(g)  Each of the AlphaCare Companies (i) is not or has not been a party to any Tax allocation or sharing agreement or (ii) has not been a member of an Affiliated Group (as defined in Section 1504(a) of the Code) filing a consolidated federal income Tax Return or have a liability for Taxes of any person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(h)  None of the AlphaCare Companies have been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(i)  There is no contract, agreement, plan or arrangement covering any persons that, individually or collectively, could give rise to the payment of any amount that would not be deductible by reason of Section 280G of the Code, or would constitute compensation in excess of the limitations set forth in Section 162(m) of the Code.

(j)  None of the AlphaCare Companies have been the “distributing corporation” (within the meaning of Section 355(a)(1) of the Code) nor the “controlled corporation” (within the meaning of Section 355(a)(1) of the Code) within the two-year period ending as of the date of this Agreement.

(k)  Each of the AlphaCare Companies has disclosed to the Internal Revenue Service on the appropriate Tax Returns any Reportable Transaction in which it has participated. Each of the AlphaCare Companies has retained all documents and other records pertaining to any Reportable Transaction in which it has participated, including documents and other records listed in Treasury Regulation Section 1.6011-4(g) and any other documents or other records which are related to any Reportable Transaction in which it has participated but not listed in Treasury Regulation Section 1.6011-4(g).

(l)  Except as provided for on Schedule 3.18, the AlphaCare Companies will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in accounting method for a taxable period ending on or prior to the Closing Date under Section 481(a) of the Code (or any corresponding provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign income Tax law); (iii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iv) prepaid amount received on or prior to the Closing Date.

3.19  Proceedings and Judgments.

3.19.1  Except as set forth on Schedule 3.19: (i) no Proceeding is currently pending or, to the knowledge of Seller or the AlphaCare Companies, threatened, nor has any Proceeding occurred at any time since the Formation Date, to which any of the AlphaCare Companies were a party, or by which any of the AlphaCare Companies or any Assets or Business of any of the AlphaCare Companies are or were affected; (ii) no Judgment is currently outstanding, nor has any Judgment been outstanding at any time against any of the AlphaCare Companies since the Formation Date, or by which any of the AlphaCare Companies or any Assets or Business of the AlphaCare Companies are or were affected; and (iii) no breach of contract, breach of warranty, tort, negligence, infringement, product liability, discrimination, wrongful discharge, statutory or other claim or charge of any nature has been asserted or, to the knowledge of Seller and the AlphaCare Companies, threatened by or against any of the AlphaCare Companies at any time since the Formation Date, and, to the knowledge of Seller or the AlphaCare Companies, there is no reasonable basis for any such claim. Except as set forth on Schedule 3.19, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, directly or indirectly, give rise to or serve as a basis for the commencement of any Proceeding described in this Section 3.19.1.

3.19.2  As to each matter described on Schedule 3.19, accurate and complete copies of all pertinent and material pleadings, judgments, orders, correspondence and other legal documents have been delivered to Buyer.

3.19.3  To the knowledge of Seller or the AlphaCare Companies, no officer or employee of any of the AlphaCare Companies is subject to any Judgment that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to any of the businesses of any of the AlphaCare Companies.

3.19.4  There is no proposed Judgment that, if issued or otherwise put into effect, (i) could reasonably be expected to have a Material Adverse Effect on business, condition, assets, technology, liabilities, operations, employees, financial performance, revenues, net income, political environment, economic environment or prospects of or with respect to any of the AlphaCare Companies (or on any aspect or portion thereof) or on the ability of any of the AlphaCare Companies to comply with or perform any covenant or obligation under this Agreement, or (ii) would have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated by this Agreement or making it more difficult for Buyer to realize any anticipated benefit of any of the transactions contemplated by this Agreement.

3.20  Insurance. Schedule 3.20 contains an accurate and complete list and description of all Insurance Policies (excluding Insurance Policies that constitute the Employee Benefit Plans described on Schedule 3.16) currently owned or maintained by each of the AlphaCare Companies. Except as set forth on Schedule 3.20, accurate and complete copies of all Insurance Policies described or required to be described on Schedule 3.20 have been delivered to Buyer. Each such Insurance Policy is in full force and effect; none of the AlphaCare Companies have received notice of cancellation with respect to any such Insurance Policy; and, to the knowledge of Seller or any of the AlphaCare Companies, there is no basis for the insurer thereunder to terminate any such Insurance Policy. Except as set forth on Schedule 3.20, there are no claims that are pending under any of the Insurance Policies described on Schedule 3.20.

3.21  Environmental Matters.

3.21.1  Except as set forth in Schedule 3.21 to this Agreement, all activities at or upon the Leased Real Property have been and are being conducted in compliance in all material respects with all Laws, concerning (a) handling of Hazardous Substances as defined below, (b) discharges to the air, soil, surface water, or groundwater, and (c) storage, treatment, disposal of any Hazardous Substances at or connected with any activity at the Leased Real Property. Except as listed on Schedule 3.21 and heretofore provided to Buyer, there has been no environmental inspections, investigations, studies, audits, tests, reviews or other analyses conducted in relation to any property or business now or previously owned, operated, or leased by any of the AlphaCare Companies.

3.21.2  Except as set forth as Schedule 3.21, no Hazardous Substance is present in any medium at the Leased Real Property in such a manner as may require remediation under any applicable Environmental Law. Except as set forth in Schedule 3.21, no employee has brought a claim, or threatened to bring a claim, against any of the AlphaCare Companies that he or she was harmed by workplace exposure to a Hazardous Substance, nor, to the knowledge of each of Seller or any of the AlphaCare Companies, is there any basis for such claim.

3.21.3  Except as enumerated in Schedule 3.21 to this Agreement: (a) no polychlorinated biphenyl or substances containing polychlorinated biphenyl are or have been present at the Leased Real Property; (b) no asbestos or materials containing asbestos are or have been present at the Leased Real Property; (c) no radioactive materials or wastes are or have been present at the Leased Real Property; and (d) no underground or above ground storage tanks, active or abandoned, are or have been present at the Leased Real Property.

3.21.4  Except as disclosed in Schedule 3.21, neither the Seller nor any of the AlphaCare Companies, have been notified by any Government Body or third party of any violation by any of the AlphaCare Companies or liability of any of the AlphaCare Companies under any Environmental Law. There are no pending civil, criminal, or administrative proceedings against any of the AlphaCare Companies under any Environmental Law arising out of or relating to the condition of the Leased Real Property or any of the AlphaCare Companies’ activities thereon and none of Seller or any of the AlphaCare Companies have knowledge of any threatened civil, criminal or administrative proceedings under any Environmental Law against any of the AlphaCare Companies arising out of or relating to the condition of the Leased Real Property or any of the AlphaCare Companies’ activities thereon. Schedule 3.21 includes a correct and complete list of each of the AlphaCare Companies’ registrations with, licenses, authorizations or approvals from, or Permits issued by, Government Bodies necessary to conduct the AlphaCare Companies’ activities at the Leased Real Property in compliance with the Environmental Laws, all of which are in full force and effect.

3.21.5  Schedule 3.21 includes a correct and complete listing of all facilities at which: (a) each of the AlphaCare Companies has treated or disposed of Hazardous Substances; (b) any third party under contract with any of the AlphaCare Companies disposes or has treated or disposed of Hazardous Substances received from any of the AlphaCare Companies. The generation, treatment, storage, transportation and disposal of such Hazardous Substances was and is in compliance with all Environmental Laws applicable at the time of generation, treatment, storage, transportation and disposal. Except as disclosed on Schedule 3.21, no facility at which such Hazardous Substances were or are disposed, recycled, treated or stored on the Leased Real Property is the subject of a legal action under any Environmental Law brought by any Government Body, agency or third party, or is listed or proposed for listing under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”) or under any similar state statute.

3.21.6  None of Seller or any of the AlphaCare Companies, has knowledge of any facts or circumstances relating to the Business or the Leased Real Property that could lead to environmental claims, liabilities or responsibilities being ascribed against Buyer and none of Seller or any of the AlphaCare Companies has retained or assumed by Contract, operation of law or otherwise, any liability or responsibility for any environmental claim or condition.

3.21.7  Each of Seller and AlphaCare Companies acknowledge that upon reasonable cause Buyer may commission an investigation of (i) any of the AlphaCare Companies’ compliance with Environmental Laws, (ii) the presence of Hazardous Substances at the Leased Real Property, or (iii) the presence at the Leased Real Property of materials which are the subject of Section 3.21.3 of this Agreement.

3.21.7.1  Each of the Seller and AlphaCare Companies will comply with any reasonable request for information made by Buyer or its agents in connection with any such investigation. Each of the Seller and AlphaCare Companies represent and warrant that any response to any such request for information will be full and complete.

3.21.7.2  Each of the Seller and AlphaCare Companies will upon request assist Buyer or its agents at Buyer’s expense to obtain any records pertaining to the Leased Real Property or to any of the AlphaCare Companies in connection with such an investigation.

3.21.7.3  Each of Seller and AlphaCare Companies will accord Buyer and its agents access to all areas of the Leased Real Property at reasonable times and in reasonable manners in connection with any such investigation, provided that such investigation does not unreasonably interfere with the Business.

3.22  Questionable Payments. None of the current or former shareholders, owners, directors, managers, executives, officers, representatives, agents or employees of any of the AlphaCare Companies (when acting in such capacity or otherwise on behalf of any of the AlphaCare Companies or any of its predecessors): (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees; (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977; (d) has established or maintained, or is maintaining, any unlawful or unrecorded fund of corporate monies or other properties; (e) has made at any time since the Formation Date, any false or fictitious entries on the books and records of any of the AlphaCare Companies; (f) has made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature using corporate funds or otherwise on behalf of any of the AlphaCare Companies; or (g) has made any material favor or gift that is not deductible for federal income tax purposes using corporate funds or otherwise on behalf of the AlphaCare Companies.

3.23  Third Party Payers.

3.23.1  Except as set forth on Schedule 3.23.1, each of the AlphaCare Companies holds any and all Permits for participation in, and is a party to a valid provider agreement for payment by applicable social service payers or applicable Government Programs for the provision of social services or other services provided as part of the Business. Without in any way limiting the prior sentence, each service location of each of the AlphaCare Companies is eligible to receive payments pursuant to an applicable Government Program. Each of the AlphaCare Companies is in compliance in all material respects with all conditions of participation in and eligibility requirements for applicable Government Programs. Each of the AlphaCare Companies has timely filed with each governmental agency all cost reports or similar filings required to be filed by it under federal and state law in connection with its operations, and all such cost reports or similar filings comply in all material respects with applicable legal requirements. Each of the AlphaCare Companies has not received any notice of pending or possible investigations by, or loss of participation in, any of the Government Programs. All billing practices by each of the AlphaCare Companies to all third party payers, including the Government Programs and private insurance companies, have been true, fair and correct and in material compliance with all applicable laws, regulations and policies of all such third party payers, and each of the AlphaCare Companies has not billed for or received any payment or reimbursement in excess of amounts allowed by Laws. Except for as set forth on Schedule 3.23.1, neither Seller or the AlphaCare Companies has knowledge of (i) any statutory or regulatory changes or any administrative rulings which would adversely affect the Business or New Business, (ii) any retroactive and/or prospective rate adjustments or pending, or threatened, recapture, offset, recoupment or withholding of payments which would affect the level of program payments received by any of the AlphaCare Companies, and/or (iii) any freezes and/or funding reductions related to payments received by any of the AlphaCare Companies (in connection with services rendered by any of the AlphaCare Companies) from any Government Programs or other third party payors and/or (iv) any currently pending or threatened investigations of any of the AlphaCare Companies by, or loss or suspension of participation in, any Government Programs. None of the AlphaCare Companies have exceeded any cap or ceiling applicable to payments which may be received from any Government Programs during any period. None of the AlphaCare Companies have any obligation to return or refund to any Government Programs or Government Body any payments received in excess of any applicable payment cap or ceiling.

3.23.2  None of the AlphaCare Companies have any liabilities to any third party fiscal intermediary or carrier administering the Government Programs, directly to the Government Programs or any governmental agency or to any other third party payer for the recoupment of any amounts previously paid to any of the AlphaCare Companies by any such third party fiscal intermediary or carrier, Government Program or other third party payer. There are no pending and, to the knowledge of the Seller and the AlphaCare Companies, threatened actions by any third party fiscal intermediary or carrier, Government Program or other third party payer to suspend payments to any of the AlphaCare Companies.

3.23.3  Without in any way limiting the foregoing, each of the AlphaCare Companies has duly filed all required third-party cost reports or similar report required for all periods since the Formation Date and such reports have been filed either on a timely basis or prior to the time any penalty could be incurred for failure to file on a timely basis or has provided all information necessary or requested to the organizations through which it provides services. All of such cost reports accurately reflect the information to be included thereon and do not claim, and none of the AlphaCare Companies have received, reimbursement in excess of the amount provided by law. Schedule 3.23 indicates the cost reports which have been audited and finally settled, the status of the cost reports which have not been audited and finally settled, and a brief description of any and all notices of program reimbursement. Each of the AlphaCare Companies has disclosed to Buyer all information relating to facts and circumstances regarding proposed or pending audit adjustments, disallowances, appeals of disallowances, any reserves recorded with respect to filed costs reports and any and all other unresolved claims or disputes in respect of such cost reports. Except as disclosed to Buyer on Schedule 3.23.3, there are no facts or circumstances that may reasonably give rise to any disallowance under any such cost report.

3.23.4  Without in any way limiting the foregoing provisions contained in this Section 3.23, each of the AlphaCare Companies has provided to and/or obtained from any applicable Government Body all needed Permits necessary to qualify for any Medicare, Medicaid or other Governmental Program payment or reimbursement and is continuing compliance with such Permits or cooperated with the certified organizations through which it provides services (whether a Government Body or otherwise) to the extent necessary for such organizations to so qualify and comply.

3.24  Referral Relationships. Neither Seller nor any of the AlphaCare Companies nor any agent acting on behalf or for the benefit of any of the AlphaCare Companies, (i) has offered or paid any remuneration, in cash or in kind, to, or made any financial arrangements with, any past or present clients, Referral Sources, suppliers, contractors or third party payers in order to obtain business or payments for such persons, (ii) has given or agreed to give, or has knowledge that there has been made or that there is any agreement to make, any gift to or gratuitous payment of any kind (whether in money, property or services) to any then-existing or potential client, supplier, contractor, third party payer or any other person, (iii) has made or agreed to make, or has knowledge that there has been made or that there is any agreement to make, any contribution, payment or gift of funds or property to, or for the private use of, any governmental official, employee or agent, (iv) has established or maintained any unrecorded fund or asset for any purpose or made any false or artificial entries on any of its books for any reason, or (v) has made or agreed to make or has knowledge that there has been made or that there is an agreement to make a payment to any Person with the intention or understanding that any part of such payment would be used for any purpose other than that described in the documents supporting such payment. As is set forth on Schedule 3.24 each of the AlphaCare Companies has furnished to Buyer true and complete copies of any contract, lease agreement or other written arrangement and has advised Buyer of any oral arrangements, including any joint venture or consulting agreement, with any physician, hospital, nursing facility, home health agency or other person or entity who is in a position to make or influence referrals to or otherwise generate business for any of the AlphaCare Companies.

3.25  Service Facilities; Service Level Indicators.  Schedule 3.25 sets forth with respect to each of the AlphaCare Companies: (i) each service facility or office by location, (ii) the type of service conducted from such facility, and (iii) an indication of whether such facility was developed or acquired including the year of development or acquisition.

3.26  Related Party Transactions. Except as set forth on Schedule 3.26 and except for any employment Contracts listed on Schedule 3.14, there are no real estate leases, personal property leases, loans, guarantees, Contracts, transactions, understandings or other arrangements of any nature between or among any of the AlphaCare Companies and any Related Party of any of the AlphaCare Companies.

3.27  Brokerage Fees. Except as set forth on Schedule 3.27, no Person acting on behalf of any of the AlphaCare Companies is or shall be entitled to any brokerage or finder’s fee in connection with the transactions contemplated hereby.

3.28  Inapplicability of Antitakeover Laws. None of the AlphaCare Companies are subject to any state takeover law that might apply to the transactions contemplated hereby.

3.29  Acquisition Proposals. Since July 1, 2005, none of the AlphaCare Companies have, directly or indirectly, solicited, initiated or responded to any inquiries or proposals from, or participated in any discussions or negotiations with, or provided any non-public information to, any Person or group (other than Buyer and its officers, employees, representatives and agents) concerning any sale of all or substantially all of the Assets of any of the AlphaCare Companies, any sale of equity interests or other securities of any of the AlphaCare Companies, or any merger, consolidation or similar transaction involving any of the AlphaCare Companies.

3.30  Full Disclosure. No representation or warranty made by Seller or any of the AlphaCare Companies in this Agreement or pursuant hereto (a) contains any untrue statement of any material fact; or (b) omits to state any fact that is necessary to make the statements made, in the context in which made, not false or misleading in any material respect. The copies of documents, if any, attached as Schedules to this Agreement or otherwise delivered to Buyer in connection with the transactions contemplated hereby, are accurate and complete in all material respects, and are not missing any amendments, modifications, correspondence or other related papers which would be pertinent to Buyer’s understanding thereof in any material respect.

3.31  Investment Matters. All of the shares of common stock to be issued to the Seller pursuant to the Earn-Out will be acquired by the Seller for the Seller’s own account and for investment purposes only and not with a view to, or for sale in connection with, any resale or distribution of such shares of such common stock. Seller has had access to and has reviewed the Buyer’s publicly disclosed documents. Seller has had the opportunity to ask questions and receive answers from Buyer concerning Buyer, and has been furnished with all other information about Buyer Seller has requested. Each Seller is an “accredited” investor as defined in Rule 501(a) of the Securities Act of 1933, as amended. Each Seller has sufficient knowledge and experience in business and financial matters to evaluate the merits and risks of an investment in the such common stock. Each Seller understands that such shares are not registered (under federal securities laws or state securities laws) and appropriate legends will be affixed the share certificates in that regard. Each Seller also understands that such shares can not be sold unless there is an exemption from such registration.

SECTION 4.  REPRESENTATIONS AND WARRANTIES OF BUYER

Knowing that Seller rely thereon, Buyer represents and warrants to Seller as of the date of this Agreement, and covenants with Seller, as follows:

4.1  Organization. Buyer is a corporation that is duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation. Buyer possesses the full corporate power and authority to own its Assets, conduct its business as and where such business is presently conducted, and enter into this Agreement.

4.2  Agreement. Buyer’s execution, delivery and performance of this Agreement and the agreements contemplated hereby, and its consummation and performance hereunder of the transactions contemplated by this Agreement and under related agreements: (a) have been duly authorized by all necessary corporate actions by its board of directors; (b) do not constitute a violation of or default under its charter or bylaws; (c) do not constitute a default or breach (immediately or after the giving of notice, passage of time or both) under any Contract to which Buyer is a party or by which Buyer is bound; (d) do not constitute a violation of any Law or Judgment that is applicable to it or to its businesses or Assets, or to the transactions contemplated by this Agreement; and (e) do not require the Consent of any Person other than Buyer’s lender(s). This Agreement constitutes the valid and legally binding agreement of Buyer, enforceable against it in accordance with its terms.

SECTION 5.  CLOSING

5.1  Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m., Philadelphia, Pennsylvania time, on or before September 20, 2005, or at such other time and place mutually agreeable to the parties, provided the date of such Closing is no earlier than the day the last of the conditions in Section 7 and Section 8 is fulfilled or waived, subject in all cases to the provisions of Section 11. The date on which Closing occurs is referred to herein as the “Closing Date.”

SECTION 6.  [INTENTIONALLY OMITTED]

SECTION 7.  CONDITIONS PRECEDENT TO CLOSING

7.1  Conditions Precedent to Closing of Buyer. Each and every obligation of the Buyer to enter into and complete Closing is subject, at Buyer’s option, to the fulfillment and satisfaction of each of the following conditions:

7.1.1  The representations and warranties of Seller and each of the AlphaCare Companies, each of which contained in this Agreement, will be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Schedules to this Agreement will be complete, accurate and current on and as of the Closing Date. Seller and each of the AlphaCare Companies will have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by them on or prior to the Closing Date. Seller and the AlphaCare Companies will have delivered to Buyer a certificate, dated the Closing Date to the foregoing effect.

7.1.2  There will not have occurred material damage to the Assets or the Business of any of the AlphaCare Companies.

7.1.3  No action, suit or proceeding will have been instituted before any court or governmental body or instituted or threatened by any Person which could materially affect the Assets, Obligations, financial condition or prospects of any of the AlphaCare Companies or restrain or prevent the carrying out of the transactions contemplated hereby or seek damages in connection with such transactions.

7.1.4  Buyer’s Board of Directors shall have authorized the consummation of the transactions contemplated by this Agreement.

7.1.5  Buyer shall have received the consolidated, unaudited, internally prepared balance sheet of each of the AlphaCare Companies prepared on an accrual basis in accordance with GAAP as of the close of business August 31, 2005 and September 20, 2005.

7.1.6  All necessary approvals and/or filings (including Consents) for the transactions contemplated hereby to be obtained and/or made by each of the AlphaCare Companies will have been obtained and/or made, as the case may be, and shall be in full force and effect. Seller shall use commercially reasonable efforts to obtain such approvals and Consents.

7.1.7  No Material Adverse Change shall have occurred to the Business, Assets, Obligations, operations, or financial condition (including working capital) of any of the AlphaCare Companies from and as of the date of the Unaudited Balance Sheet Date to the Closing Date.

7.1.8  The satisfactory completion, as determined by the Buyer’s reasonable discretion, of Buyer’s due diligence regarding each of the AlphaCare Companies and any related transaction.

7.1.9  Each of the AlphaCare Companies shall have authorized the consummation of the transactions contemplated by this Agreement by proper approval of its equity owners and directors.

7.1.10  Any and all Obligations of each of the AlphaCare Companies:

7.1.10.1  due to any employee or other Person under any employee retention or bonus plan or for severance, parachute or employee closing bonuses shall have been paid off by the AlphaCare Companies in full satisfaction of such Obligation(s) on or prior to the Closing Date;

7.1.10.2  due to Seller or their Related Parties or affiliates (collectively referred to as the “Seller Obligations”) shall have been paid off by the AlphaCare Companies in full satisfaction of such Obligation(s) on or prior to the Closing Date; and

7.1.10.3  which constitute long-term debt (including the current portion of any long-term debt) shall have been paid off by the AlphaCare Companies in full satisfaction of such Obligation(s) on or prior to the Closing Date.

7.1.11  The AlphaCare Companies’ fixed asset value shall be at least equivalent of its fixed asset value as of December 31, 2004 plus any fixed assets acquired thereafter less normal depreciation and ordinary wear and tear.

7.1.12  Buyer’s senior lender, HBCC, shall have consented to the transactions contemplated herein. Buyer shall use commercially reasonable efforts to obtain such consent.

7.1.13  Each of the AlphaCare Companies’ pre-transaction professional and general liability insurance will continue to be in full force and effect to the Closing Date.

7.1.14  Landlord waivers and/or estoppel certificates for the leased premises of the AlphaCare Companies, to the satisfaction of Buyer.

7.1.15  The deliveries set forth in Section 8.1 shall have occurred.

7.2  Conditions Precedent to Closing of Seller. Each and every obligation of Seller to enter into and complete Closing is subject, to the fulfillment and satisfaction of each of the following conditions:

7.2.1  The representations and warranties of Buyer contained in this Agreement will be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. Buyer will have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date. Buyer will have delivered to Seller a certificate, dated the Closing Date, and signed by an authorized officer of Buyer to the foregoing effect.

7.2.2  All necessary approvals and/or filings for the transactions contemplated hereby to be obtained and/or made by Buyer will have been obtained and/or made, as the case may be, and shall be in full force and effect.

7.2.3  No action, suit or proceeding will have been instituted before any court or government body or restricted or threatened by any person which could materially prevent the carrying out of the transactions contemplated hereby.

7.2.4  The Buyer’s Board of Directors shall have authorized the consummation of the transactions contemplated by this Agreement.

7.2.5  The deliveries set forth in Section 8.2 shall have been caused to be made by Buyer.

SECTION 8.  DELIVERIES AT CLOSING

8.1  Seller’s and the AlphaCare Companies’ Deliveries at Closing. Each of Seller and AlphaCare Companies, as applicable, shall deliver to Buyer at Closing:

8.1.1  A stock power assigning all of the Equity Interests owned by Seller to Buyer and delivery of original stock certificates evidencing such Equity Interests.

8.1.2  Good standing certificate or the equivalent for each of the AlphaCare Companies, dated no earlier than ten (10) days before the Closing Date, from the applicable jurisdiction of incorporation or formation and from each other jurisdiction in which each of the AlphaCare Companies is qualified or registered to do business as a foreign corporation.

8.1.3  (a) A certified copy of the Certificate of Incorporation and each amendment thereto, of each of the AlphaCare Companies, from the secretary of state of the jurisdiction in which each of the AlphaCare Companies is organized, and (b) a certified copy of each of the AlphaCare Companies’ bylaws and each amendment thereto, as applicable.

8.1.4  Copies of the resolutions duly adopted by each of the AlphaCare Companies authorizing the AlphaCare Companies to execute, deliver and perform this Agreement and to consummate the transactions contemplated by this Agreement, certified by an officer of each of the AlphaCare Companies, as applicable, as in full force and effect, without modification or rescission, on and as of the Closing Date.

8.1.5  Certificate of the Secretary of each of the AlphaCare Companies as to the incumbency and signatures of the officers of each of the AlphaCare Companies executing this Agreement;

8.1.6  Duly executed resignations of each director and officer of each of the AlphaCare Companies, other than as specified by the Buyer.

8.1.7  The minute books, equity transfer books and seal of each of the AlphaCare Companies.

8.1.8  Payoff statements or termination statements and any other termination documents terminating all Encumbrances and claims in and to the Assets, the Owned Real Estate and the Leased Real Property.

8.1.9  Receipts acknowledging Buyer’s payment to Seller of the Purchase Price.

8.1.10  Copies of all Consents listed on Schedule 3.2, to the satisfaction of Buyer.

8.1.11  All keys to safe deposit boxes of each of the AlphaCare Companies and authorized forms to change (i) the permitted users of the safe deposit boxes and (ii) permitted users and authorized persons for banking relationships.

8.1.12  The legal opinion of McLain & Merritt, counsel to Seller and each of the AlphaCare Companies, in form and substance acceptable to Buyer.

8.1.13  Releases duly in the form of Exhibit 8.1.13, duly executed by each of Seller (“Releases”).

8.1.14  An Escrow Agreement (“the “Escrow Agreement”) is the form of Exhibit 8.1.14, duly executed by Seller and the AlphaCare Companies.

8.1.15  All other agreements, certificates, instruments, financial statement certifications and documents reasonably requested by Buyer in order to fully consummate the transactions contemplated by this Agreement and carry out the purposes and intent of this Agreement.

8.2  Buyer’s Deliveries at Closing. Buyer shall deliver to Seller at Closing:

8.2.1  Wire transfers of immediately available United States federal currency in the amounts and to the recipients specified in Section 2.2.2.1 herein.

8.2.2  A Good Standing Certificate of Buyer, dated within ten days of the Closing Date.

8.2.3  Copies of the resolutions duly adopted by the Board of Directors of Buyer, authorizing Buyer to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby, certified by an officer of Buyer as in full force and effect, without modification or rescission, on and as of the Closing Date.

8.2.4  The Escrow Agreement duly executed by Buyer.

8.2.5  A certificate of the Secretary of Buyer as to the incumbency and signatures of the officers of Buyer executing this Agreement.

SECTION 9.  CERTAIN OBLIGATIONS AFTER CLOSING

9.1  Post-Closing Cooperation of the Parties.

9.1.1  From and after the Closing Date: (a) Seller shall use commercially reasonable efforts to cooperate with Buyer to transfer to Buyer the full control and enjoyment of the Business and Assets of each of the AlphaCare Companies; (b)  Seller shall not take any action, directly or indirectly, alone or together with others, that obstructs or impairs the smooth assumption by Buyer of control of the Business and the Assets, (c) Seller shall promptly deliver to Buyer all correspondence, papers, documents and other items and materials received by them or found to be in their possession which pertain to the Business or the Assets of each of the AlphaCare Companies and (d) Seller shall use best efforts to cooperate with Buyer in connection with the preparation and audit of any financial statements of each of the AlphaCare Companies, including, without limitations, where appropriate, the signing of such reasonable accurate management representation letters as are required in connection with such audit. At any time and from time to time after the Closing Date, at Buyer’s request and without further consideration, Seller, as applicable, shall promptly execute and deliver all such further agreements, certificates, instruments and documents and perform such further actions as Buyer may reasonably request, in order to fully consummate the transactions contemplated by this Agreement and fully carry out the purposes and intent of this Agreement including without limitation such documents and actions as may be required in connection with the continuation or termination of the Employee Benefit Plans, the adoption of the Buyer’s Employee Benefit Plans and the filing of Tax Returns of each of the AlphaCare Companies for all periods ending on, before or including the Closing Date. Buyer shall reimburse Seller for all reasonable and actual out-of-pocket expenses incurred in complying with this Section 9.1.1; provided however such reimbursement obligation shall not apply to the first $5,000 of such expenses and shall be capped at $10,000.

9.2  Preparation of Tax Returns.

9.2.1  Tax Periods Ending on or Before the Closing Date. Buyer shall prepare or cause to be prepared all Tax Returns with respect to the AlphaCare Companies for taxable periods ending on or before the Closing Date (“Pre-Closing Tax Periods”) which are required to be filed after the Closing Date. Buyer shall provide such Pre-Closing Tax Period Tax Returns to Seller at least fifteen (15) days before the due date therefor, as extended by any proper extension, and shall accept all comments of Seller that are reasonable. Buyer shall file all Pre-Closing Tax Period Tax Returns on or before the due date, as extended by any proper extension. Buyer shall include on the Tax Returns for the Pre-Closing Tax Periods the income of the AlphaCare Companies for all applicable Pre-Closing Tax Periods (including without limitation the income recognized by the AlphaCare Companies as a result of the Section 338(h)(10) Election). Seller pay all Taxes due as shown on the Tax Returns for the Pre-Closing Tax Periods (including without limitation all Taxes incurred by the AlphaCare Companies as a result of the Section 338(h)(10) Election) to Buyer within five days of Buyer notifying Seller of the amount of such Taxes that are due. Seller shall pay all fees and expenses associated with preparing the Tax Returns for the Pre-Closing Tax Periods.

9.2.2  Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the AlphaCare Companies for Tax periods which begin before the Closing Date and end after the Closing Date (“Straddle Tax Periods”). Seller shall pay to Buyer an amount equal to the portion of such Taxes which relates to the portion of such Straddle Tax Period ending on the Closing Date Any such payment for Taxes for any Straddle Tax Period shall be made by Seller to Buyer within five days of the date when Buyer notifies Seller of an amount of such Taxes that are payable to the relevant Taxing Authority. For purposes of this Section 9.2.2, in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Tax Period, the portion of such Tax which relates to the portion of such Tax period ending on the Closing Date shall (a) in the case of any Tax other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period, and (b) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Tax period ended on the Closing Date. Any credits relating to a Straddle Tax Period shall be taken into account as though the relevant Tax period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice (to the extent permitted by law) of the AlphaCare Companies

9.2.3  Tax Return Periods After the Closing Date. Buyer shall timely prepare and file or cause to be timely prepared and filed all Tax Returns for the AlphaCare Companies required to be filed for taxable periods beginning after the Closing Date. Buyer shall timely pay or cause to be paid the amount of Taxes due shown on such Tax Returns.

9.3  Cooperation on Tax Matters.

9.3.1  Buyer, the AlphaCare Companies and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any Tax proceeding. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. the AlphaCare Companies and Seller, agree (A) to retain all books and records with respect to Tax matters pertinent to the AlphaCare Companies relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the AlphaCare Companies or Seller, as the case may be, shall allow the other party to take possession of such books and records.

9.3.2  Buyer shall provide Seller with notice of any written inquiries, audits, examinations or proposed adjustments by the Internal Revenue Service or any other Taxing Authority, which relate to any Pre-Closing Tax Periods within thirty (30) days of receipt of such notice. Seller shall have the sole right to represent the interests of the AlphaCare Companies in any Tax audit or other Proceeding relating to any Pre-Closing Tax Periods, to employ counsel of its choice at its own expense, and to settle any issues and to take any other actions in connection with such Proceedings relating to such taxable periods; provided, however, that Seller shall use reasonable efforts to inform Buyer of the status of any such Proceedings, shall provide Buyer (at Buyer’s cost and expense) with copies of any pleadings, correspondence, and other documents as Buyer may reasonably request, shall consult with Buyer prior to the settlement of any such Proceedings and shall obtain the prior written consent of Buyer prior to the settlement of any such Proceedings that would affect Buyer in any taxable period ending after the Closing Date, which consent shall not be unreasonably withheld; provided further, however, that Buyer and counsel of its own choosing shall have the right to participate in, but not direct, the prosecution or defense of such Proceedings at Buyer’s sole expense, including specifically any such Proceedings related to the Section 338(h)(10) Election. Buyer shall have the right to control all other Tax audits or Proceedings of the AlphaCare Companies; provided, however, that Buyer shall not settle any such Proceedings without the consent of Seller, which consent shall not be unreasonably withheld, if Seller would incur any additional Taxes for (i)Pre-Closing Tax Periods or (ii) the portion of the Straddle Tax Period ending on the Closing Date. Buyer and the AlphaCare Companies shall execute and deliver to Seller such powers of attorney and other documents as may be necessary or appropriate to give effect to the foregoing.

9.3.3  Buyer, Seller and the AlphaCare Companies agree, upon request, to use commercially reasonable efforts to obtain any ruling, certificate or other document from any Governmental Body or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

9.3.4  Seller and the AlphaCare Companies agree to retain all documents and other records for the appropriate period of time as set forth in Treasury Regulation Section 1.6011-4(g) which relate to any Reportable Transaction in which the AlphaCare Companies has participated.

9.4  Amended Returns. Any amended Tax Return of the AlphaCare Companies or claim for Tax refund on behalf of the AlphaCare Companies for any period for which the Seller is responsible under Section 9.2 shall be filed, or caused to be filed, only by Seller; provided however that Seller shall not, without the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed) make or cause to be made, any such filing, to the extent such filing, if accepted, reasonably might change the Tax liability of the AlphaCare Companies or Buyer for any period ending on or after the Closing Date. Any other amended Tax Return of the AlphaCare Companies or claim for Tax refund on behalf of the AlphaCare Companies shall be filed, or caused to be filed, only by Buyer.

9.5  S-Corp Matters. Between the date hereof and the Closing Date, TF Services will remain an S corporation within the meaning of Sections 1361 and 1362 of the Code or within the meaning of any comparable and applicable provision of income tax law of each state and local jurisdiction listed on Schedule 3.18. TF Services and the Seller will not take or allow any action other than the sale of the TF Services’ stock pursuant to this agreement that would result in the termination of the TF Services’ status as a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code or within the meaning of any comparable and applicable provision of income tax law of each state and local jurisdiction listed on Schedule 3.18.

9.6  Transfer Taxes. Notwithstanding any other provisions of this Agreement to the contrary, (i) Seller shall pay all sales, use, stock transfer, stamp, recording, real property transfer and similar Taxes, if any, required to be paid in connection with the sale of the Stock contemplated by this Agreement and (ii) Seller shall pay all sales, use, stock transfer, stamp, recording, real property transfer and similar taxes, if any, required to be paid in connection with the deemed asset sale resulting from the Section 338(h)(10) Election.

9.7  Restrictive Covenants.

9.7.1  Confidentiality Covenant. Buyer recognizes that the Seller have acquired valuable information concerning the AlphaCare Companies, their business, their customers, their internal and external processes, and other proprietary information and/or may acquire valuable information concerning Buyer, its business, its customers, its internal and external processes, and other proprietary information. Seller agrees that all such information is confidential and shall not be disseminated, shared, given, revealed, sold, assigned, transferred or otherwise delivery in any way or in any manner to any Person not a party to this Agreement, except Seller’s respective attorneys or accountants, but only to the extent such information is reasonably necessary for the express purpose of that advisor. Such advisors shall be similarly bound to the confidentiality provision set forth herein.

9.7.2  Noncompetition Covenant. For a period of five (5) years after the Closing Date (the “Restricted Period”) Seller will not, directly or indirectly (whether as an owner, manager, employee, lender, investor, guarantor, surety, consultant, independent contractor, advisor or other capacity), engage in the Business in the state of Georgia and in any state contiguous to such state.

9.7.3  Nonsolicitation Covenant. During the Restricted Period, Seller will not, directly or indirectly (whether as an owner, manager, consultant, independent contractor, advisor or other capacity), solicit, hire or assist any Person who is or during such period becomes a customer (including a Person to which Buyer or its subsidiaries or affiliates provide management services), supplier, payer, employee of, or a consultant to, the Buyer, its subsidiaries or affiliates, in any manner which interferes with such Person’s relationship with the Buyer, its subsidiaries or affiliates, or in an effort to obtain any such Person as a customer (including a Person to which Buyer or its subsidiaries or affiliates provide management services), supplier, payer, employee of, or a consultant to, any Person that conducts a business competitive with any part of the Buyer, its subsidiaries or affiliates.

9.7.4  Enforcement of Covenants. The parties hereto declare that it is impossible to measure in money the damages that will accrue to Buyer in the event that Seller breaches any of the covenants set forth in Section 9.5.1, 9.5.2 and 9.5.3 (“Restrictive Covenants”). In the event that Seller breaches any such Restrictive Covenant, Buyer shall be entitled to an injunction, a restraining order or such other equitable relief, including, but not limited to, specific performance (without the requirement to post bond), restraining Seller from violating such Restrictive Covenant. Seller waives any claim or defense that Buyer has an adequate remedy at law and agrees not to assert in any such action or proceeding the claim or defense that Buyer has an adequate remedy at law. The parties hereby agree that the Restricted Period shall be extended, with respect to Seller by any period during which Seller is found to be in violation of, or to have violated, these covenants.

9.7.5  Acknowledgements. Buyer is acquiring the Business (including its goodwill, staff, internal and external processes, customers, and other proprietary information) and paying the Purchase Price in anticipation of operating the Business in the state where it presently is being operated, expanding the Business in such state and into any contiguous state. Seller is aware of Buyer’s intentions and acknowledge that Buyer has stated that the Purchase Price Buyer is willing to pay would be substantially less without the Restrictive Covenants. Seller has agreed to in this Section 9. Seller acknowledges that the Restrictive Covenants are reasonable and necessary to protect the Buyer’s legitimate business interests.

9.7.6  Scope. If any portion of any Restrictive Covenant or its application is construed to be invalid, illegal or unenforceable, then the remaining portions and their application shall not be affected thereby, and shall be enforceable without regard thereto. If any of the Restrictive Covenants is ever disputed or determined to be unenforceable because of its scope, duration, geographical area or other similar factor, then the court or other trier of fact making such determination shall modify, reduce or limit such scope, duration, area or other factor, and enforce such Restrictive Covenant to the extent it believes is lawful and appropriate.

9.8  Section 338(h)(10) Election.

9.8.1  Upon the request of Buyer, Seller shall join with Buyer in making an election under Section 338(h)(10) of the Code (and any corresponding election under foreign, state and local Tax Laws) with respect to the purchase and sale of the Equity Interests (a “Section 338(h)(10) Election”). Seller will include any income, gain, loss, deduction or other tax item resulting from the Section 338(h)(10) Election on its Tax Return to the extent permitted by applicable Law and pay any Tax resulting therefrom. Seller shall also pay any Tax imposed on the AlphaCare Companies attributable to the making of the Section 338(h)(10) Election, including (a) any Tax imposed under Section 1374 of the Code (or corresponding provision under state, local or foreign tax law), (b) any Tax imposed under Regulation Section 1.338(h)(10)-1(d)(5) (or corresponding provision under state, local or foreign tax law), or (c) any Tax imposed on any gain of the AlphaCare Companies, including any Tax under Section 338(g) of the Code (or corresponding provision under state, local or foreign tax law).

9.8.2  Seller and Buyer shall jointly agree upon an allocation of the Purchase Price (increased by the liabilities of the AlphaCare Companies)(“Purchase Price Allocation”) among the assets of the AlphaCare Companies consistent with Sections 338 and 1060 of the Code and Treasury Regulations promulgated thereunder within 60 days after the Closing Date. If Seller and Buyer cannot agree on any such Purchase Price Allocation, such dispute shall be resolved by the Accounting Firm. Seller and Buyer shall agree to file IRS forms 8023 and 8883 and all federal, state and local Tax Returns, in accordance with such agreed upon Purchase Price Allocation. Seller and Buyer agree to provide the other promptly with any information required to complete IRS Forms 8023 and 8883. Seller and Buyer shall notify and provide the other with reasonable assistance in the event of an examination, audit or other proceeding regarding any allocation of the Purchase Price determined pursuant to this Section 9.8. Seller and Buyer shall not take any position in any Tax Return, Tax Proceeding or audit that is inconsistent with such Purchase Price Allocation.

9.8.3  338(h)(10) Tax Payment

9.8.3.1  No later that thirty (30) days following the determination of the Purchase Price Allocation Buyer will pay over to Seller the amount of any Tax Adjustment incurred by Seller. As used herein, “Tax Adjustment” means the amount by which (x) the aggregate federal and state income Taxes paid by Seller for the 2005 tax year (including Taxes payable with respect to the Tax Adjustment payment referred to herein) is greater than (y) the amount of such Taxes that would have been required to be paid by Seller if the Section 338(h)(10) Election had not been made, all calculated assuming Seller is subject to the highest marginal federal and state income tax rate applicable to the particular asset class and that all incremental state taxes will be deductible in calculating Seller’s federal income tax liability. Buyer and Seller agree that the Tax Adjustment shall be computed in accordance with the methodology set forth on Schedule 9.6.3.

9.8.3.2  All calculations required hereunder shall be made by the accountant that prepares the relevant Tax Returns of Seller, and such accountant shall provide Buyer with a certificate (a “Tax Adjustment Notice”) stating that, to its knowledge and good faith belief, the Tax Adjustment so calculated as of such date is correct. In the event that following the delivery of the initial Tax Adjustment Notice, there is a final determination related to any adjustment from the issuance of a deficiency notice or other notice of adjustment by a Taxing Authority that make the original calculation inaccurate, Seller shall cause its accountant to deliver to Buyer a new Tax Adjustment Notice setting forth the correct calculation.

9.8.3.3  Buyer shall provide to Seller either (i) a notice indicating that it has accepted the Seller’s calculation of the Tax Adjustment or (ii) a notice objecting to the calculation of the Tax Adjustment and specifying the basis for such objection and the amount in dispute (the “Tax Notice of Objection”). If Buyer delivers a Tax Notice of Objection, Buyer and Seller shall work together in good faith to resolve such objection. If such objection is not resolved within fourteen (14) days after receipt of the Tax Notice of Objection, such disagreement will be submitted to the Accounting Firm. The determination of the Accounting Firm shall be final and binding upon the parties. Buyer and Seller shall each pay their respective expenses incurred in connection with any dispute submitted to the Accounting Firm pursuant to this 9.8.3.3. One-half of the reasonable fees, costs and expenses of the Accounting Firm shall be paid by Seller and one-half of such fees, costs and expenses shall be paid by Buyer.

9.8.3.4  Within ten (10) days after each calculation of the Tax Adjustment becomes accepted and binding, or if later (pursuant to the last sentence of 9.8.3.2 above), the day the related tax payment is made, Buyer shall pay Seller the excess of the Tax Adjustment so determined over all amounts previously paid in accordance with this Section 9.8.3 and Seller shall pay Buyer the excess of all amounts previously paid in accordance with this Section 9.8.3 over the Tax Adjustment Amount so determined.

9.9  SEC Compliance. To the extent requested by Buyer, Seller shall use commercially reasonable efforts to assist Buyer with respect to Buyer’s completion of any audit procedures necessary for Buyer to comply with its Securities and Exchange Commission filings required to be made in connection with the signing of this Agreement and the Closing, including causing the AlphaCare Companies’ current accountants and auditors to cooperate with Buyer. Buyer shall be responsible for the fees and costs of the auditors it selects and Seller and Buyer shall equally share the fees and costs of each of the AlphaCare Companies’ current accountants and auditors in connection herewith. Seller acknowledges that Buyer anticipates being required to file with the Securities and Exchange Commission at least two (2) prior years of each of the AlphaCare Companies’ audited financial statements within sixty (60) days of the Closing Date and agrees to reasonably cooperate with Buyer to enable Buyer to meet the anticipated filing obligations, provided that any reasonable and actual expenses related to such cooperation by Buyer shall be reimbursed promptly by Seller.

9.10  Buyer Stock Options. Buyer shall grant a total of 10,000 stock options to certain key employees of the AlphaCare Companies (as determined by Seller provided such employees continue to be employed by Buyer post-Closing) pursuant to Buyer’s 2003 Stock Option Plan, subject to the approval of the Buyer (including compliance with Buyer’s employee application policies and procedures). At Closing, Seller shall provide Buyer a list of such employees and the allocation of stock options.

9.11  AlphaCare Name. Buyer agrees that if during the Restricted Period Buyer ceases to use the name “AlphaCare” in the business of the AlphaCare Companies or Buyer’s business, it will notify Seller and transfer and assign such name and all rights associated with such name to Braund, provided such assignment and use will not violate the restrictive covenants set forth in Section 9.7 herein and such assignment and use will not create confusion or a detriment to the Buyer or the AlphaCare Companies.

9.12  Interim Provision of Space. For no consideration or cost, Seller shall allow the employees of the AlphaCare Companies whose office space is currently located in the current administrative headquarters of the AlphaCare Companies to occupy the same space and use such furniture, office equipment, phone and internet connections at as is currently occupied and used by such employees, for the period beginning on the Closing Date and ending on the two (2) month anniversary of the Closing Date. Buyer shall promptly reimburse Seller for its fair and reasonable allocation of utilities including internet charges.

SECTION 10.  INDEMNIFICATION

10.1  Indemnification by Seller. The AlphaCare Companies (prior to the Closing only), Seller (referred to as the “Seller Group”), jointly and severally, shall indemnify, defend and hold harmless Buyer, its officers, directors, employees, agents, representatives, subsidiaries, affiliates and Buyer’s successors and assigns (each a “Buyer Indemnified Party” or, collectively, “Buyer Indemnified Parties”) from and against any and all actions, suits, claims, demands, debts, liabilities, obligations, losses, damages, costs and expenses, including reasonable attorney’s fees and court costs (“Loss”, or “Losses”), arising out of or caused by, directly or indirectly, any of the following; provided, the determination of Losses shall be made without regard to any materiality qualification:

10.1.1  Any misrepresentation, breach or failure of any warranty or representation made by the Seller Group in or pursuant to this Agreement. It is understood by the parties that the representations and warranties made by the Seller Group (except for the AlphaCare Companies) in this Agreement survive until the Expiration Date (as set forth in Section 12.4 herein).

10.1.2  Any failure or refusal by any of the Seller Group to satisfy or perform any covenant, term or condition of this Agreement or any agreement to be executed and delivered pursuant to this Agreement that is required to be satisfied or performed by any or all of them.

10.1.3  Other than for Taxes incurred in the ordinary course of business for taxable periods ending on the Closing Date to the extent set forth on the Unaudited Balance Sheet, any liabilities for Taxes of Seller and each of the AlphaCare Companies and any Person other than the AlphaCare Companies for which any of the AlphaCare Companies has liability as a transferee or successor, by contract or otherwise for periods on or prior to the Closing Date.

10.1.4  Obligations described in Sections 7.1.11.

10.1.5  Any Proceeding against the Buyer Indemnified Parties by any Person arising out of or caused by, directly or indirectly, any act or omission of any of the AlphaCare Companies, or any of its equity holders, managers, officers, employees, agents or representatives, occurring at any time on or before the Closing Date.

10.1.6  Any Proceeding disclosed on Schedule 3.19.

10.2  Indemnification by Buyer. Buyer shall indemnify, defend and hold harmless Seller and the AlphaCare Companies (but the indemnification obligation benefiting the AlphaCare Companies shall expire upon the occurrence of the Closing) and their respective officers, employees, agents, representatives (including executors, administrators and personnel representatives) and successors and assigns (each a “Seller Indemnified Party” or, collectively, “Seller Indemnified Parties”), from and against any and all Losses, arising out of or caused by, directly or indirectly, any or all of the following:

10.2.1  Any misrepresentation, breach or failure of any warranty or representation made by the Buyer in or pursuant to this Agreement, it being the agreed intention of the parties that for purposes of this Section.

10.2.2  Any material failure or refusal by Buyer to satisfy or perform any covenant, term or condition of this Agreement or any agreement to be executed and delivered pursuant to this Agreement that is required to be satisfied or performed by it.

10.2.3  Any Proceeding against Seller by any Person not arising out of or caused by, directly or indirectly, any act or omission of Seller, or any of his agents or representatives, occurring at any time after the Closing Date.

10.2.4  Obligations or Losses arising out of the conduct of the Business after Closing.

10.3  Indemnification Procedures. With respect to each event, occurrence or matter (an “Indemnification Matter”) as to which Buyer or any member of the Seller Group, as the case may be, (the “Indemnitee”) is entitled to indemnification from the Seller Group or Buyer, as the case may be, (the “Indemnitor”) under Section 10.1:

10.3.1  Within thirty (30) days after the Indemnitee receives written documents underlying the Indemnification Matter or, if the Indemnification Matter does not involve a third party action, suit, claim or demand, after the Indemnitee first has actual knowledge of the Indemnification Matter, the Indemnitee shall give notice to the Indemnitor of the nature of the Indemnification Matter and the amount demanded or claimed in connection therewith (“Indemnification Notice”), together with copies of any such written documents.

10.3.2  If a third party action, suit, claim or demand is involved, then, upon receipt of the Indemnification Notice, the Indemnitor shall, at its expense and through counsel of its choice, promptly assume and have sole control over the litigation, defense or settlement (“Defense”) of the Indemnification Matter, except that (i) the Indemnitee may, at its option and expense and through counsel of its choice, participate in (but not control) the Defense; (ii) if the Indemnitee reasonably believes that the handling of the Defense by the Indemnitor may have a material adverse effect on the Indemnitee, its business or financial condition, or its relationship with any patient, Referral Source, prospect, supplier, payer, employee, salesman, consultant, agent or representative, then the Indemnitee may, at its option and expense and through counsel of its choice, assume control of the Defense, provided that the Indemnitor shall be entitled to participate in the Defense at its expense and through counsel of its choice; (iii) the Indemnitor shall not consent to any Judgment, or agree to any settlement, without the Indemnitee’s prior written consent; and (iv) if the Indemnitor does not promptly assume control over the Defense or, after doing so, does not continue to prosecute the Defense in good faith, the Indemnitee may, at its option and through counsel of its choice, but at the Indemnitor’s expense, assume control over the Defense. In any event, the Indemnitor and the Indemnitee shall fully cooperate with each other in connection with the Defense, including by furnishing all available documentary or other evidence as is reasonably requested by the other.

10.3.3  All amounts owed by the Indemnitor to the Indemnitee (if any) shall be paid in full within ten (10) business days after a final Judgment (after allowing Indemnitor the option of exhausting all possible appeals) determining the amount owed is rendered, or after a final settlement or agreement as to the amount owed is executed. If the amounts owed by the Indemnitor to the Indemnitee are not paid when due, interest shall accrue on such amount at the rate of six percent (6%) per annum compounded until paid in full.

10.4  Limits on Indemnification. The maximum liability that Buyer or Seller Group, as applicable, may have with respect to claims for indemnification under Sections 10.2 and 10.1, respectively, will be an amount equal to Four Hundred Seventy-Two Thousand Six Hundred and Ninety-Two Dollars ($472,692) (the “Indemnification Cap”), other than with respect to matters involving (i) fraud, intentional misconduct, willful misconduct or bad faith, (ii) breaches of any representation, warranty or covenant contained in (a) Section 3.2 (Authority; Non-Contravention), (b) Section 3.3 (Capital Stock and Ownership), (c) Section 3.8 (Obligations), (d) Section 3.10 (Accounts Receivable) (subject to the provisions of Section 2.2.2.3), (e) Section 3.18 (Taxes), (f) Section 3.22 (Questionable Payments), (g) Section 3.27 (Brokerage Fees) and (h) Section 3.19 (Litigation) (collectively, the “Carve-outs”) for which no maximum liability shall be applicable. The Buyer and Seller Group shall not be required to indemnify and hold harmless for Losses until the aggregate amount of Losses accruing against the Buyer on one hand and the Sellers Group on the other hand, exceeds Fifty Thousand Dollars ($50,000.00) (the “Threshold Amount”), after which the responsible party or parties shall be obligated for all Losses, as applicable, without regard to the Threshold Amount.

10.5  Reduction for Insurance or Other Recoveries. The amount which an indemnifying party or parties, as the case may be, is required to pay to, for or on behalf of the applicable indemnitee pursuant to this Section 10 shall be reduced by any insurance proceeds actually recovered from each of the AlphaCare Companies’ insurance policies in place prior to Closing by or on behalf of such indemnitee in reduction of the related Loss (provided that nothing contained herein shall obligate any indemnitee to maintain any such insurance coverage or to pursue any such recovery).

10.6  Set-Off of Claims for Losses Against Escrow and Earn-Out. Notwithstanding anything to the contrary, in addition to all other available remedies, Buyer may deduct the amount of Losses from the Escrow Amount or deduct payment from the Earn Out (including the cash, notes or stock issued as payment of the Earn Out) to satisfy any Indemnification Matters or Losses under this Section 10 at Buyer’s sole discretion; provided, however, the Buyer shall not be obligated to exhaust all of its rights and remedies against the foregoing.

SECTION 11.  INTENTIONALLY OMITTED

SECTION 12. OTHER PROVISIONS

12.1  Publicity. At all times before the Closing Date, without the prior written consent (which consent shall not be unreasonably withheld) of the other parties hereto, none of the parties hereto shall issue any announcement, press release, public statement or other information to the press or any third party with respect to this Agreement or the transactions contemplated hereby; provided, however, that nothing contained herein shall prevent any party hereto, at any time, from furnishing any required information to any Government Body or from issuing any announcement, press release, public statement or other information to the press or any third party with respect to the Agreement or the transaction contemplated hereby (after consulting with the other parties hereto at least one day prior to furnishing such information or issuing such announcement, press release or public statement) if required by Law or any stock exchange or inter-dealer quotation system on which the securities of a party are traded. Nothing herein shall preclude any disclosure necessary to procure a Consent of a third party which is required pursuant to this Agreement.

12.2  Fees and Expenses. Except with respect to indemnification claims which shall be governed by Section 10, Buyer shall pay all of the fees and expenses incurred by it, and Seller shall pay all of the fees and expenses incurred by Seller and the AlphaCare Companies, in negotiating and preparing this Agreement (and all other Contracts and documents executed in connection herewith or therewith) and in consummating the transactions contemplated hereby.

12.3  Notices. All notices, consents or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or one business day after being sent by a nationally recognized overnight delivery service, postage or delivery charges prepaid or five business days after being sent by registered or certified mail, return receipt requested, postage charges prepaid. Notices also may be given by facsimile and shall be effective on the date transmitted if confirmed within 48 hours thereafter by a signed original sent in one of the manners provided in the preceding sentence. Notices to Seller and the AlphaCare Companies (prior to the Closing) shall be sent to their respective addresses stated on page one of this Agreement, with a copy sent simultaneously to the same address to the attention of Robert B. Hill, McLain & Merritt, P.C., 3445 Peachtree Road NE, Suite 500, Atlanta, Georgia 30326. Notices to Buyer shall be sent to Buyer’s address stated on page one of this Agreement to the attention of Fred Furman, Esquire, General Counsel, with a copy sent simultaneously to Blank Rome LLP, One Logan Square, Philadelphia, PA 19103, Attention: Thomas Dwyer, Esquire. Any party may change its address for notice and the address to which copies must be sent by giving notice of the new addresses to the other parties in accordance with this Section 12.3, provided that any such change of address notice shall not be effective unless and until received.

12.4  Survival. All representations and warranties made by any party hereto pursuant to the terms of this Agreement or any Ancillary Document (as defined herein) and any rights to indemnification for a breach of a representation or warranty shall survive until the second anniversary of the Closing Date (the “Expiration Date”); provided, however, that the representations and warranties made by Seller as to Section 3.2 (Authority; Non-Contravention), Section 3.3 (Capital Stock and Ownership), Section 3.8 (Obligations), Section 3.10 (Accounts Receivable), Section 3.18 (Taxes) and Section 3.22 (Questionable Payments), shall extend for their respective statutes of limitations plus ninety (90) days. All statements of fact contained in this Agreement (and the schedules and exhibits hereto) or in any certificate, document or statement (including without limitation the Financial Statements) delivered pursuant hereto or in connection with the consummation of the transactions contemplated hereby, including, without limitation, the Releases (collectively, the “Ancillary Documents”) shall be deemed representations and warranties.

12.5  Interpretation of Representations. Each representation and warranty made in this Agreement or pursuant hereto is independent of all other representations and warranties made by the same parties, whether or not covering related or similar matters, and must be independently and separately satisfied. Exceptions or qualifications to any such representation or warranty shall not be construed as exceptions or qualifications to any other representation or warranty, except as expressly cross-referenced herein.

12.6  Reliance by Buyer. Notwithstanding the right of Buyer to investigate the business, Assets and financial condition of Seller and the AlphaCare Companies, and notwithstanding any knowledge obtained or obtainable by Buyer as a result of such investigation, Buyer has the unqualified right to rely upon, and have relied upon, each of the representations and warranties made by Seller and the AlphaCare Companies in this Agreement or pursuant hereto. Seller has the unqualified right to rely upon each of the representations and warranties made by Buyer pursuant to this Agreement. The representations and warranties are bargained for assurances.

12.7  Entire Understanding. This Agreement, together with the Exhibits and Schedules hereto, state the entire understanding among the parties with respect to the subject matter hereof, and supersede all prior oral and written communications and agreements, and all contemporaneous oral communications and agreements, with respect to the subject matter hereof, including all confidentiality letter agreements and letters of intent previously entered into among some or all of the parties hereto. No amendment or modification of this Agreement shall be effective unless in writing and signed by the party against whom enforcement is sought. Nothing contained in this Agreement shall be deemed to limit (or adversely affect) in any manner any right or remedy of any Indemnitee under any of the agreements contemplated by this Agreement.

12.8  Assignment. This Agreement shall bind, benefit, and be enforceable by and against Buyer, Seller, the AlphaCare Companies and their respective successors and assigns. No party shall in any manner assign any of its rights or obligations under this Agreement without the express prior written consent of the other parties; provided, however, that, without the consent of any other party hereto, Buyer may assign or otherwise transfer this Agreement (and any other agreements delivered pursuant hereto) (x) to its lender in connection with Buyer’s financing of the transactions contemplated hereunder or (y) to a wholly owned subsidiary of the Buyer, provided that (i) such assignment will not discharge Buyer from its obligations hereunder, and, as applicable, (ii) such subsidiary shall assume Buyer’s obligations hereunder.

12.9  Waivers. Except as otherwise expressly provided herein, no waiver with respect to this Agreement shall be enforceable unless in writing and signed by the party against whom enforcement is sought. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any party, and no course of dealing between or among any of the parties, shall constitute a waiver of, or shall preclude any other or further exercise of, any right, power or remedy.

12.10  Severability. If any provision of this Agreement is construed to be invalid, illegal or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto.

12.11  Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original hereof, and it shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart hereof. Signatures transmitted electronically (including by facsimile or pdf) shall be equally binding as originals.

12.12  Section Headings. Section and sub-Section headings in this Agreement are for convenience of reference only, do not constitute a part of this Agreement, and shall not affect its interpretation.

12.13  References. All words used in this Agreement shall be construed to be of such number and gender as the context requires or permits.

12.14  Controlling Law. THIS AGREEMENT IS MADE UNDER, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED SOLELY THEREIN, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.

12.15  Jurisdiction and Process. In any action between or among any of the parties, whether arising out of this Agreement, any of the agreements contemplated hereby or otherwise, (a)  each of the parties irrevocably waives the right to trial by jury, (b) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 12.3, and (c) the prevailing parties shall be entitled to recover their reasonable attorneys’ fees, costs and disbursements from the other parties (in addition to any other relief to which the prevailing parties may be entitled).

12.16  No Third-Party Beneficiaries. No provision of this Agreement is intended to or shall be construed to grant or confer any right to enforce this Agreement, or any remedy for breach of this Agreement, to or upon any Person other than the parties hereto, including any client, payer, Referral Source, prospect, supplier, employee, contractor, salesman, agent or representative of any of the AlphaCare Companies.

12.17  Neutral Construction. In view of the fact that each of the parties hereto have been represented by their own counsel and this Agreement has been fully negotiated by all parties, the legal principle that ambiguities in a document are construed against the draftsperson of that document shall not apply to this Agreement.

[Signature Page follows]

IN WITNESS WHEREOF, the parties have executed or caused to be executed this Agreement effective as of the day and year first above written.

THE PROVIDENCE SERVICE CORPORATION

By:  /s/ Fletcher McCusker
Name: Fletcher McCusker
Title: Chief Executive Officer

TRANSITIONAL FAMILY SERVICES, INC.,

By: /s/ Ron L. Braund
Name: Ron L. Braund
Title: President

ALPHACARE RESOURCES, INC.

By: /s/ Ron L. Braund
Name: Ron L. Braund
Title: President

/s/ Ron L. Braund
Ron L. Braund

RON L. AND VIRGINIA M. BRAUND CHARITABLE REMAINDER UNITRUST

By: /s/ Ron L. Braund, Trustee
Name: Ron L. Braund
Title: Trustee

The following schedules and exhibits are omitted pursuant to Regulation S-K, Item 601(b)(2). The Providence Service Corporation agrees to furnish supplementally a copy of such schedules and/or exhibits to the Securities and Exchange Commission upon request.

Exhibits
Exhibit 2.2.2.2	Form of Pledge Agreement
Exhibit 8.1.13	Form of Release
Exhibit 8.1.14	Form of Escrow Agreement
Schedules
Schedule 3.1	Organization
Schedule 3.2	Authority; Non-Contravention
Schedule 3.3	Capital Stock and Ownership
Schedule 3.4	Financial, Corporate and Other Records
Schedule 3.5	Compliance with Laws; Permits
Schedule 3.6.2	Financial Statements
Schedule 3.7	Assets
Schedule 3.8	Obligations
Schedule 3.9	Operations Since the Unaudited Balance Sheet Date
Schedule 3.11	Tangible Property
Schedule 3.12.1	Owned Real Property
Schedule 3.12.2	Leased Real Property
Schedule 3.13	List of Software and Other Tangibles
Schedule 3.13.2	Rights to Use Software and other Tangibles
Schedule 3.13.6	Domain Names
Schedule 3.13.8	Website Privacy Statements and Policies
Schedule 3.14	Contracts
Schedule 3.15	Employees and Independent Contractors
Schedule 3.16.1	List of Employee Benefit Plans
Schedule 3.16.2	Employee Benefit Plans
Schedule 3.16.4	Employee Benefit Plans - Required filings
Schedule 3.16.9	Employee Benefit Plan Obligations
Schedule 3.17	Clients, Payers and Suppliers
Schedule 3.18	Taxes
Schedule 3.19	Proceedings and Judgments
Schedule 3.20	Insurance
Schedule 3.21	Environmental Matters
Schedule 3.23	Third Party Payers - Cost Reports
Schedule 3.23.1	Third Party Payers - Permits and Regulatory Matters
Schedule 3.23.3	Third Party Payers - Cost Reports - Disallowances
Schedule 3.25	Service Facilities; Service Level Indicators
Schedule 3.26	Related Party Transactions
Schedule 3.27	Brokerage Fees